UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO 2.
TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

StartEngine Crowdfunding, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	46-5371570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3900 West Alameda Avenue, Suite 1200 Burbank, CA	91505
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (800) 317-2200

Please send copies of all correspondence to:

Jamie Ostrow, Esq.

CrowdCheck Law LLP
700 12th Street NW, Suite 700
Washington, DC 20005

Securities to be registered under Section 12(b) of the Act:

None.

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.00001 par value

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

In this Form 10, the term “StartEngine”, “we”, “us”, “our”, or “the company” refers to StartEngine Crowdfunding, Inc. and our subsidiaries on a consolidated basis. The terms “StartEngine Capital” or “our funding portal” refers to StartEngine Capital LLC, the terms “StartEngine Secure” or “our transfer agent” refer to StartEngine Secure LLC, the terms “StartEngine Primary” or “our broker-dealer” refer to StartEngine Primary LLC, and the term “StartEngine Assets” refers to StartEngine Assets LLC.

THIS FILING MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are currently not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we did not register our securities under the Exchange Act.  Rather, we are subject to the more limited reporting requirements under the Regulation A reporting regime until this Registration Statement is declared effective.

When we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify, once this Registration Statement is declared effective, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Item 1. Business.

StartEngine Crowdsourcing Inc. was incorporated in the State of Delaware on March 19, 2014. On May 8, 2014, the company changed its name to StartEngine Crowdfunding, Inc.

StartEngine aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. In 2015, StartEngine Crowdfunding began operating under Title IV of the JOBS Act, allowing private companies to advertise the sale of their stock to both accredited and non-accredited investors under Regulation A, and under Title II of the JOBS Act, which permits offerings to accredited investors to be advertised under Rule 506(c) of Regulation D. StartEngine continues to expand the breadth of its offerings in order to better serve its mission. Operations expanded in 2016, as Regulation Crowdfunding, adopted in response to Title III of the JOBS Act, went into effect and we offered services to companies raising money under Regulation Crowdfunding. Beginning in December 2017, StartEngine began offering transfer agent services through one of its subsidiaries. In June 2019, StartEngine Primary LLC was approved for membership as a broker-dealer with FINRA, which allowed StartEngine to offer broker-dealer services to companies selling securities in Regulation A and Regulation D offerings and operates alternative trading system, which was launched on May 18, 2020. In August 2021, StartEngine securitization services product offerings when the offering circular for its first group of collectibles was qualified by the SEC. StartEngine provides these services through its subsidiary StartEngine Assets. Further, to expend its services that its can offer its clients, StartEngine Primary filed a continuing membership application with FINRA (“CMA”) to be a clearing or “carrying” broker-dealer so in addition to handling a client’s orders to buy and sell securities it can also maintain custody of a client’s securities and other assets (e.g. cash in their account). The CMA for become a carrying broker-dealer was accepted at the end of September 2021.

StartEngine Crowdfunding has four wholly owned direct operating subsidiaries:

•	StartEngine Capital LLC (“StartEngine Capital”), a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), operates under Title III of the JOBS Act, which introduced Regulation Crowdfunding.

•	StartEngine Secure LLC (“StartEngine Secure”), a transfer agent registered with the SEC that was formed on December 12, 2017.

•	StartEngine Primary LLC (“StartEngine Primary”), a company formed on October 12, 2017, a registered broker-dealer, which was approved to act as alternative trading system on April 16, 2020.

•	StartEngine Assets LLC (“StartEngine Assets”), a company formed on May 18, 2020, for the purpose of securitizing assets. StartEngine Assets currently has three active subsidiaries for which StartEngine Assets is the administrative manager and/or managing member.

Principal Products and Services

Offerings: Depending on the type of offering being made, we currently operate as a technology platform connecting issuers and investors, as a broker-dealer and as a Regulation Crowdfunding funding portal. We facilitate the following types of offerings that are exempt from registration under the Securities Act:

•	Regulation A Offerings: Through StartEngine Primary we host Regulation A offerings on our platform. These companies are seeking to raise anywhere from $100,000 to $75 million and we provide an array of services, including acting as a broker-dealer, assisting with due diligence, custodial accounts and coordinating vendors.

•	Regulation Crowdfunding Offerings: Through StartEngine Capital, our funding portal registered with the SEC and FINRA, we host Regulation Crowdfunding offerings. These companies are seeking to raise anywhere from $10,000 to $5 million, and we also provide an array of services permitted by Regulation Crowdfunding, including campaign page design services, marketing consulting services, assisting with due diligence, custodial accounts, and coordinating vendors.

•	Rule 506(c) Offerings: Through StartEngine Crowdfunding, we host offerings under Rule 506(c) of Regulation D. Accredited investors are allowed to invest in these offerings and we host these offerings either on a stand-alone basis or concurrently with a Regulation Crowdfunding offering. Under Rule 506(c), companies can use general solicitation to attract investors and there is no limit to the amount of money that can be raised. Therefore, companies engaged in a concurrent Regulation Crowdfunding offering can also raise additional funds from accredited investors providing they comply with the requirements of each exemption.

StartEngine OWNers Bonus: The general public can become members of the StartEngine OWNers bonus program on StartEngine’s website for $275 per year. The OWNers Bonus entitles members to 10% bonus shares on all investments they make in offerings on StartEngine where the issuer chooses to participate in the program. Issuers using our broker-dealer and funding portal services can choose to participate in our OWNers bonus program with respect to the offerings they are making under Regulation A or Regulation CF. Those issuers will grant bonus shares in their offerings to members of the StartEngine OWNers bonus program. The bonus shares are included in the offering statements filed with the SEC, and therefore offered and sold in reliance on Regulation A or Regulation CF, respectively.

StartEngine Secure: Through our wholly owned subsidiary, StartEngine Secure, we offer transfer agent services. These services include tracking each investor’s account information and the amount of securities purchased and date purchased.  We began offering transfer agent services in May 2017 to all of our clients and became a registered transfer agent in November 2017. Revenues from this service were first recognized in January 2018. Our goal is to provide a seamless service to our client companies. Our intent is for our transfer agent to have agreements with our various entities to allow it to collect information on investors and their investments through an API (application programming interface). Therefore, when a company raises money on StartEngine, our transfer agent will be notified and sent the investor information and the investment details.  The transfer agent will then capture this information into its redundant and secure database hosted in the cloud and encrypt for security purposes.

StartEngine Premium: For our Regulation Crowdfunding campaigns, we offer marketing services branded under the name “StartEngine Premium”. For an additional fee, our team will support companies with the design of their campaign pages, provide a designated account consultant to guide a company throughout the campaign creation process, and assist a company in developing a marketing strategy based on best practices and analytics from previous successful campaigns. This service first generated revenues in May 2017.

StartEngine Promote: Our funding portal offered digital advertising services branded under the name “StartEngine Promote”. These services were aimed at improving the success of Regulation Crowdfunding campaigns through paid advertising. For a percentage of the net investments attributable to advertisements placed by StartEngine, our team supported companies with the creative design, purchase, and optimization of advertising across, but not limited to, Facebook, Instagram, Linkedin, Twitter, and Google Adwords. We offered this services from 2018 until January 1, 2022 .

StartEngine Primary: By adding broker-dealer services to the mix of our offerings, we are able to take a more active role in the promotion and sale of securities in Regulation A, Regulation Crowdfunding and Regulation D offerings hosted on our platforms. Further, we are able to facilitate the secondary trades on StartEngine Secondary, see (—“StartEngine Secondary” below). StartEngine Primary received approval for a range of business lines to allow us to act as the broker-dealer for the private placements of securities (which includes securities sold under Regulation D), to effect transfers and sales on StartEngine Secondary, and to be able to receive referral fees and commissions for sales of securities. Further, to expend our services that we can offer our clients, we filed a continuing membership application with FINRA (“CMA”) to be a clearing or “carrying” broker-dealer so in addition to handling a client’s orders to buy and sell securities we can also maintain custody of a client’s securities and other assets (e.g. cash in their account). Our broker-dealer registration became effective in June 2019, and our CMA for become a carrying broker-dealer was accepted at the end of September 2021.

StartEngine Secondary: The goal of the StartEngine Secondary platform is to increase liquidity for shares sold in Regulation A, Regulation Crowdfunding and Regulation D offerings. We facilitate the transfer and sale of these shares by creating an alternative trading system (“ATS”) to allow for secondary trades. Sales of shares sold under Regulation A on the StartEngine platform are permitted immediately, while holders of shares sold under Regulation Crowdfunding and Regulation D will need to wait one year in order to comply with the applicable transfer restrictions to participate on the platform. After receiving the requisite FINRA approval to operate as an ATS, StartEngine Primary launched its ATS, branded as “StartEngine Secondary” on May 18, 2020.

To date, StartEngine Secondary has a limited operating history, and only five companies have been quoted on this platform, including the company itself. Over 400 issuers have signed to be quoted on this platform. Currently, for StartEngine Secondary, we generate revenues by charging trade commissions to the sellers of the shares and we intend to generate revenues by charging initial and annual quotation fees.

StartEngine Assets: The goal of StartEngine Assets is to provide retails investors the opportunity to invest in various assets classes – including real estate, fine wine, art, trading cards and comics. To date we have created three companies – StartEngine Collectibles Fund I LLC, StartEngine Collectibles Fund II LLC (collectively, the “Collectibles Funds”) and StartEngine Real Estate REIT 1 LLC (the “Real Estate Fund”). Collectibles Funds are geared at securitizing collectible assets and selling shares in them to the public. To date, one of the Collectibles Funds has qualified offering statements under Regulation A and is selling shares in series for wine, fine art, trading cards and comics. The Real Estate Fund is raising money to purchase real estate and we are partnering with another company to source and manage the real estate assets. StartEngine Assets LLC has been purchasing assets to sell to these funds. To date, this is still an early venture and we have yet to determine if there is a market for this service.

StartEngine iOS: To improve our user experience and facilitate using our services, StartEngine our services can be accessed through our iOS application.

Support Services

Our company is focused on our core competencies and therefore we surround ourselves with third party companies who help us accomplish our non-core tasks.

We rely on the following companies for outsourced services:

•	Fund America: Transaction management

•	Bryn Mawr Trust Company: Escrow Services

•	Amazon AWS: Cloud hosting

•	Google Business: Cloud email and applications

Market

Regulation A

Amended Regulation A became effective June 19, 2015. According to the SEC, the size of the Regulation A market increased to approximately $1.7 billion from July 1, 2020 to June 30, 2021 from approximately $1.3 billion for the period from July 1, 2019 to June 30, 2020.

As of March 31, 2022, we have hosted 55 Regulation A offerings, which have raised a total of approximately $221 million on our platforms, not including four offerings for StartEngine itself and 17 offerings of series of companies managed by StartEngine Assets, LLC. We believe the market for Regulation A will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $75 million each 12 months, we believe this rule is well suited for small and midsize businesses. We have seen the demand increase significantly between 2019 and 2021. Excluding offerings for StartEngine itself and its affiliates, we have hosted eight offerings in 2019, 13 offerings in 2020 and 17 offerings in 2021.  The number of offerings hosted is based on the year launched and do not include three offerings for StartEngine itself (2017, 2019, 2020 and 2021) as well as 17 offerings of series (2021). We believe the recent administrative change to increase the maximum offering amount from $50 million to $75 million and the change to permit SEC-reporting companies to make offerings in reliance on Regulation A will increase the size of the market and make Regulation A a more appealing form of capital formation for some companies. We expect to continue to increase the number of companies who list their offerings on our platform, although we are likely to encounter competition from other platforms and from companies who seek to raise funds online without using a platform. Further, our broker-dealer capabilities will enable us to increase the scope of services offered to our clients.

Regulation Crowdfunding

Since its launch on May 16, 2016, we estimate that as of March 31, 2022, 765 offerings have raised over $295 million on StartEngine through Regulation Crowdfunding. According to the SEC, the size of the Regulation Crowdfunding market was approximately $174 million for the period from July 1, 2020 to June 30, 2021, more than double the approximately $88 million for the period from July 1, 2019 to June 30, 2020.

We believe Regulation Crowdfunding will continue to grow year over year as more startup companies become aware of this funding method and view Regulation Crowdfunding as a viable fundraising option. We have seen the demand increase significantly between 2019 and 2020. And, with the 2021 increase on the annual cap to $5 million, we have seen an increase in interest in this form of funding from prospective issuers throughout 2021. Regulation Crowdfunding makes it relatively inexpensive to make an offering of securities: legal, compliance and accounting costs can be less than $10,000, and offering costs can be even cheaper for companies who prepare the documentation internally. With a current maximum raise of $5 million per year, we believe that this funding method is perfect for early-stage companies.

We are working to increase awareness of the benefits of Regulation Crowdfunding through a lead generation program that includes advertising on social media, email marketing and other marketing support. We mainly focus on start-ups; however, our outreach will also include some companies further along in their development. We have and plan to continue to educate the market through the content we write and publish on our blog as well as being guest authors on other popular blogs.

Rule 506(c)

Offerings under Regulation D include those under Rule 506(b), Rule 506(c), and Rule 504. According to the SEC, the size of the Rule 506(b) market was approximately $1.9 trillion, the Rule 506(c) market was approximately $124 billion and the Rule 504 market was approximately $313 million for the period from July 1, 2020 to June 30, 2021. The vast majority of Regulation D sales were through Rule 506(b), which does not allow for general solicitation and allows for some non-accredited investors as well as less stringent requirements for verifying accredited status. Based on this information, we believe there is large potential market for online sales under Rule 506(c).

Rule 506(c) offerings are an inexpensive way to raise capital from accredited investors with a low cost of entry. Further, recent expansion of the definition of an “accredited investor” may widen the pool of potential investors. We estimate it can cost under $10,000 to prepare an offering under Rule 506(c). There is no limitation on the amount raised, which makes this rule attractive to companies who just completed a Regulation Crowdfunding offering or are planning a Regulation A campaign in the near future. This exemption can be used together with Regulation A and Regulation Crowdfunding. For Regulation Crowdfunding offerings, this exemption provides companies an opportunity to extend an offering beyond Regulation Crowdfunding once the maximum $5 million has been reached. For Regulation A offerings, this exemption can be used as a fundraising option prior to the launch of the offering, because of the time it takes to get a Regulation A offering qualified. Currently, this represents only a small part of our overall business.

Transfer Agent

The exemptions provided by Regulation A and Regulation Crowdfunding include conditional exemptions from the registration requirements of the Securities Exchange Act of 1934. One of the conditions is that should the number of a company’s securityholders and/or the value of a company’s assets exceed a certain threshold, a company needs to use a registered transfer agent to avoid the requirement that the company become a fully-registered company with the SEC — an expensive proposition for many of these small companies. Therefore, the market for our transfer agent services includes all companies that have previously raised funds through Regulation A and Regulation Crowdfunding offerings. Currently, we mainly market our services to our current clients.

StartEngine Secondary

We believe that a portion of the owners of securities purchased under Regulation A, Regulation D and Regulation Crowdfunding will be interested in selling their securities to prospective buyers. There is no viable marketplace today for these securityholders to sell their securities unless the company seeks a quotation on an over-the-counter marketplace. Companies who use Tier 1 of Regulation A or Regulation Crowdfunding do not qualify for quotation on the leading over-the-counter marketplace. Further even if a company qualifies for that market, which would include issuers using Tier 2 of Regulation A, the quotation requirements are expensive. We believe StartEngine Secondary has the potential for success because there are limited trading forums for these securities.

StartEngine Assets

We believe that there are many companies and individuals who have value to bring to the market including specialized knowledge about unique types of assets and are interested in capital formation but lack the internal infrastructure in order to accept and manage investments from a large pool of investors. StartEngine Assets intends to remove this friction point by providing the administrative, technical and technological assistance needed. Further, we believe investors would be excited to invest in diverse asset pools that traditionally were only available to high net worth individuals.

To date we have created three companies – two Collectibles Funds and one Real Estate Fund. To date, both of the Collectibles have qualified offering statements under Regulation A and is selling shares in series for wine, fine art, trading cards and comics. StartEngine Assets LLC has been purchasing assets to sell to these funds. To date, this is still an early venture and we have yet to determine if there is a market for this service.

Registered User Base

As of December 31, 2021, we have approximately 743,000 registered users. Of these, approximately 256,000 have made investments on our platform. We determine registered users by tracking unique email addresses from investor profiles that have not deactivated their profiles. As an individual could have multiple email addresses across multiple profiles, or may no longer be active, even if they have not deactivated their profile, registered users is an approximate gauge and could overstate the actual number of unique registered users. There is no fee associated with becoming a registered user. Of the users who have made investments the average number of investments is approximately 1.4 and the amount per investment is approximately $900. We are seeing week-over-week growth in registered users and expect to register more users as we add more companies to our platform.

Competition

With respect to offerings made under Regulation Crowdfunding, we compete with other intermediaries, including brokers and funding portals such as WeFunder, SeedInvest, Republic and MicroVentures. We also anticipate more market entrants due to the 2021 increase in the cap size from $1.07 million to $5 million.

With respect to offerings under Regulation A, we compete with other platforms, hosting services and broker-dealers. Some of our competitors include SeedInvest and Wefunder.

With respect to offerings under Rule 506(c), or online offerings made under Regulation D (which includes non-solicited offerings), we compete with platforms such as AngelList, EquityNet, SeedInvest, FundersClub and Fundable.

With respect to our transfer agent, we compete with transfer agents such as Computershare and VStock Transfer.

With respect to our offerings under StartEngine Assets, we compete with other companies selling shares in collectibles, including on the Rally Rd., Collectables and Otis platforms and real estate, including on the Fundrise and Realty Mogul platforms.

Strategy

Our Mission: Help entrepreneurs and investors achieve their dreams.

Our Strategy: We provide technology to allow the general public to invest in entrepreneurs.

Our Advantages

We believe that StartEngine is one of the leaders in the global crowdfunding nation. We aim to facilitate financial ignition of innovative companies led by determined, intelligent entrepreneurs who have the energy and talent to start and grow successful companies.

We harness the power and wisdom of “The Crowd” through the internet to release entrepreneurial creativity, thereby creating jobs, economic efficiency and ultimately economic growth. We believe we not only help entrepreneurs raise capital to start and grow their businesses, but we also help them build armies of committed, long-term brand ambassadors who, as investors, promote their companies to their friends, families and colleagues.

As one of the first movers in the equity crowdfunding industry, we are active in crowdfunding legal and regulatory affairs. Our position allows us to collaborate to establish industry-wide best practices and to improve the quality of listings. We believe our backend operating systems are highly efficient. Each function operates through documented procedures to ensure consistent, quality results. Knowing what it takes to successfully grow a company, we try to keep operating expenses to a minimum.

We believe that StartEngine’s key asset is its team members. We are a group of talented people who have come together to democratize finance and investment in startup and growth companies. The hallmark of the company is talented, respectful, enthusiastic and entrepreneurial people who understand and operate on the principles of dignity and respect.

Our mission is to help entrepreneurs and investors achieve their dreams. Our objective is that by 2029, we will facilitate funding of $10 billion for companies.

Research and Development

StartEngine invested approximately $3,132,996 in 2021 and $1,309,444 in 2020 in research and development, product development, and maintenance. In 2022 (as of March 31, 2022), the Company invested $1,236,726.

Employees

As of March 31, 2022, we had 107 employees. We also work with a large number of contractors for user-experience design, security controls, and testing, services and marketing.

Regulation

Having platforms that host Regulation A, Regulation Crowdfunding and Regulation D offerings, we are required to comply with a variety of state and federal securities laws as well as the requirements of FINRA, a national securities association of which our funding portal subsidiary and our broker-dealer are members. Further, as a registered transfer agent, we are required to comply with a variety of state and federal securities laws and laws that govern transfer agents, as well as laws aimed at preventing fraud, tax evasion and money laundering.

Regulation Crowdfunding

In order to act as an intermediary under Regulation Crowdfunding, our subsidiary is registered as a funding portal with the SEC and became a member of FINRA. In the future, we may be subject to additional rules issued by other regulators, such as the money-laundering rules proposed by FinCEN.

SEC Requirements

As a funding portal, our subsidiary is prohibited from engaging in certain activities in order not to be regulated as a full-service broker-dealer. These activities are set out in Section 4(a)(6) of the Securities Act and in Regulation Crowdfunding. We have accordingly established internal processes to ensure that our subsidiary as well as its agents and affiliates do not engage in activities that funding portals are not permitted to undertake, including:

•	Providing investment advice or recommendations to investors for securities displayed on our platform;

•	Soliciting purchases, sales or offers to buy securities displayed on our platform;

•	Compensating employees, agents or other persons for solicitation or for the sale of securities displayed or listed on our platform; or

•	Holding, managing, processing or otherwise handling investors’ funds or securities.

In addition, our funding portal has certain affirmative requirements that it is required to comply with to maintain its status. These affirmative obligations include:

•	Providing a communications channel to allow issuers to communicate with investors;

•	Having due diligence and compliance protocols and requirements in place so that the company has a “reasonable basis” to believe that

o	its issuers are in compliance with securities laws, have established means to keep accurate records of the securities offered and sold, and that none of their covered persons (e.g., officers, directors and certain beneficial owners) are “bad actors” and therefore disqualified from participating in the offering;

o	its issuers and offerings do not present the potential for fraud or otherwise raise concerns about investor protection; and

o	its investors do not invest more than they are allowed to invest under the limitations set out in Regulation Crowdfunding; and

•	Creating procedures for its investors to notify them of risks regarding investing in securities hosted on its platform and providing them with required investor education and disclosure materials.

We are also required to set up protocols regarding payment procedures and recordkeeping.

FINRA Rules

As a member of FINRA, our funding portal is subject to their supervisory authority and is required to comply with FINRA’s portal requirements. Some of those rules are also applicable to the company as an entity associated with the portal. These requirements include rules regarding conduct, compliance and codes of procedure. For instance, FINRA’s compliance rules require timely reporting of specified events, such as complaints and certain litigation against the portal or its associated persons as well as the provision of the portal’s annual financials prepared on a U.S. GAAP basis. In addition, under the conduct rules, the portal is required to conduct its business in accordance with high standards of commercial honor and just and equitable principles of trade, is limited to certain types of communications with investors and issuers, and is prohibited from using manipulative, deceptive and other fraudulent devices.

StartEngine Capital LLC was informed on December 21, 2021 that FINRA had preliminarily determined to pursue formal charges with respect to events in the period November 2016 to January 2018.  After further discussions with FINRA, our funding portal submitted a Letter of Acceptance, Waiver, and Consent (“AWC”) on March 11, 2022, and FINRA accepted the AWC on May 4, 2022.  The AWC provides for a censure, a $350,000 fine, and a certification to be made by our funding portal that it has established and implemented policies, procedures, and internal controls sufficient to address the issues identified in the AWC.  The issues identified in the AWC concern certain content on our website that FINRA found our funding portal knew or had reason to know was false or misleading and our funding portal’s supervision of such content.

Liability

Under Section 4A(c) of the Securities Act, an issuer, including its officers and directors, may be liable to the purchaser of its securities in a transaction made under Section 4(a)(6) if the issuer makes an untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which there were made, not misleading; provided, however, that the purchaser does not know of the untruth or omission, and the issuer is unable to prove that it did not know, and in the exercise of reasonable care could not have known, of the untruth or omission.

Though not explicitly stated in the statute, this section may extend liability to funding portals, and the SEC has stated that, depending on the facts and circumstances, portals may be liable for misleading statements made by issuers. However, funding portals would likely have a “reasonable care” due diligence defense. “Reasonable care” would include establishing policies and procedures that are reasonably designed to achieve compliance with the requirements of Regulation Crowdfunding, including conducting a review of the issuer’s offering documents before posting them to the platform to evaluate whether they contain materially false or misleading information. We have designed our internal processes and procedures with a view to establishing this defense, should the need arise.

We may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who “willfully participates” in an offering could be liable for false or misleading statements made to induce a securities transaction. Further, the Supreme Court Lorenzo opinion in 2019 established liability for the “dissemination” of misleading statements under Rule 10b-5 under the Exchange Act.

In addition, FINRA imposes liability for certain conduct, including violations of commercial honor and just and equitable principles of trade and acts using manipulative, deceptive and other fraudulent devices.

Regulation A and Regulation D

Broker-Dealer Regulations

Our subsidiary, StartEngine Primary, is registered as a broker-dealer with the SEC and a member of FINRA. The registration process not only includes registering with the SEC, but also requires membership in a self-regulatory organization (in our case, we are a member of FINRA) and in the Securities Investor Protection Corporation (“SIPC”), compliance with state requirements and making sure that our associate persons satisfy all applicable qualification requirements.

SEC Requirements

Since StartEngine Primary became a broker-dealer, it has been required to comply with extensive SEC regulations with respect to its conduct and the processing of transactions. These include requirements related to conduct, financial responsibility, and other requirements such as those that relate to communications, anti-money laundering (AML) and ongoing internal controls and governance. In addition, StartEngine Primary has been approved to operate an alternative trading system for secondary trading of securities. StartEngine also need to comply with extensive SEC regulations with respect to its conduct and its execution and clearance of transactions.

FINRA Requirements

Since StartEngine Primary became a of FINRA as a broker-dealer, it has been subject to FINRA’s supervisory authority and is required to comply with FINRA’s rules and regulations. These rules and regulations include many similar requirements to those of the SEC, and in many cases are broader in scope and provide more specificity. FINRA also has rules regarding conduct, compliance and codes of procedure. For instance, FINRA members must comply with NASD’s Rules of Fair Practice, which broadly speaking requires broker-dealers to observe high standards of commercial honor and just and equitable principles of trade in conducting their business. There are also rules that relate to use of manipulative, deceptive or other fraudulent devices, suitability, payments to unregistered persons, know your customer, supervision of our employees and responsibilities related to associated persons, financial soundness, recordkeeping, maintaining procedures, arbitration for customer disputes, AML and submitting to ongoing supervision. We are also required to undertake due diligence investigations with respect to Regulation A and Regulation D offerings.

Conduct Requirements

In general, many of the rules that govern broker-dealers stem from antifraud provisions; these requirements are broad in scope and prohibit misstatements or misleading omissions of material facts, and fraudulent or manipulative acts and practices, in connection with the purchase or sale of securities. Specifically, the following rules apply:

•	Section 9(a) prohibits particular manipulative practices regarding securities registered on a national securities exchange.

•	Section 10(b) prohibits the use of “any manipulative or deceptive device or contrivance” in connection with the purchase or sale of any security.

•	Section 15(c)(1) prohibits broker-dealers from effecting transactions in, or inducing the purchase or sale of, any security by means of “any manipulative, deceptive or other fraudulent device” in over-the-counter markets

•	Section 15(c)(2) prohibits a broker-dealer from making fictitious quotes in over-the-counter markets

Antifraud specific requirements include those related to:

•	Duty of fair dealing (e.g., charging reasonable fees, promptness of executive orders, and disclosing specified material information as well as any conflict of interest);

•	Regulation Best Interest (e.g., a duty to act in the “best interests” of retail customer (defined as natural persons and their legal representatives), which includes certain disclosure and care obligation and compliance obligations as well as maintaining policies and procedures to minimize the effects, if any, of conflicts of interest);

•	Duty of best execution (e.g., a duty of execution requires that based on the circumstances requirement to find the most favorable terms for a customer;

•	Customer confirmation (e.g., at or before the completion of transaction certain information must be provided to customers, including specifics on the sale, the payment that the broker-dealer receives, etc.);

•	Disclosure of credit terms;

•	Restrictions on short sales;

•	Trading during an offering; and

•	Restrictions on insider trading.

Finally, broker-dealers are governed by requirements regulating employees and individuals associated with the broker-dealer.

Financial Responsibility Requirements

Financial responsibility and operations requirements include: net capital requirements, margin requirements, customer protection requirements (e.g., reserve account and segregation of customer assets), risk assessment requirements, financial reporting (including an independent audit), and recordkeeping requirements. The minimum net capital requirement for StartEngine Primary is $250,000. As a self-clearing broker-dealer StartEngine Primary is specifically obligated under net capital requirements to maintain a sufficient level of net capital to cover any open trades that fail to settle.

Anti-Money Laundering

The Bank Secrecy Act, as amended by the USA PATRIOT ACT of 2001 (the “BSA/USA PATRIOT Act”), requires broker-dealers to develop anti-money laundering (“AML”) programs to assist in the prevention and detection of money laundering and combating terrorism. Broker-dealers are also subject to U.S. sanctions laws administered by the Office of Foreign Assets Control and are expected to have policies and procedures in place to comply with these laws.

Other Requirements

Broker-dealers are subject to a host of other rules and requirements including: mandatory arbitration, submitting for SEC and FINRA examinations, maintaining and reporting information on the broker-dealers affiliates (in our case, this includes the parent organization as well as the other subsidiaries), following electronic media and communication guidelines as well as maintaining an AML program.

Liability

Under our arrangements that do not use the services of our broker-dealer subsidiary, Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” or disseminate misleading statements. Currently, the information presented on our platform is driven by the issuers. Additional liability may arise from as-yet untested provisions such as Section 9(a)(4) of the Exchange Act, discussed above.

Broker-dealers are subject to heightened standards of liability. Not only do broker-dealers have potential liability under Section 12(a)(2) but we also are subject to liability under Rule 10b-5. Broker-dealers may also be subject to liability for failure to comply with SEC and FINRA requirements, including claims that we can be held liable for the behavior of our agents (control person liability), claims regarding unsuitable recommendations, violations of margin rules, breach of contract, common law claims of fraud and various claims under state laws.

Regulation S

Regulation S provides that the registration requirements of the Securities Act do not apply to offers and sales of securities that occur outside the United States. Regulation S provides safe harbors that provide specific conditions for transactions so that the transactions will be deemed to occur outside the United States, including the imposition of “distribution compliance periods” during which securities may not be resold or transferred to “US persons”. The distribution compliance periods vary accordingly to whether the issuer of securities is a domestic or foreign company and whether or not the issuer’s securities are registered under the Exchange Act and subject to ongoing reporting obligations thereunder. The securities that we are most likely to host on our platform in Regulation S offerings are those of non-reporting US issuers, whose equity securities are subject to a one-year distribution compliance period, and whose non-equity securities are subject to a 40-day distribution compliance period. During the distribution compliance period, purchasers of the securities are required to certify that they are not US persons, and agree to resell only to non-US persons. Securities professionals are required to deliver confirmations to buyers of securities stating that these resale restrictions apply to the buyers. Disclosure of these restrictions are also required to be made in selling materials and on the securities themselves. “US persons,” are defined in Regulation S, which includes natural persons resident in the United States, partnerships and companies organized under US law, estates and trusts of which administrators, executors or trustees are US persons, discretionary accounts held by a US fiduciary for US persons, non-discretionary accounts held for the benefit of US persons, and certain foreign partnerships and companies created by US persons. These conditions may require limiting access to campaign pages to non-U.S. based internet addresses.

Issuers that rely on Regulation S are still required to comply with the requirements of the jurisdiction in which their securities are sold.

Operation of ATSs

The ATS must be operated by a broker-dealer. Our broker-dealer, StartEngine Primary, is governed by the rules regulating broker-dealer trading systems. Regulation ATS includes provisions that govern the operations an ATS such as those that relate to fees charged, fair access to the trading system, system requirements (capacity, integrity and security), display of orders and capacity to execute those orders, recordkeeping and reporting, and establishing procedures including related to confidentiality of trading information, among other things.

Operating an ATS, means that we also need to ensure compliance with relevant state laws, referred to as blue sky requirements. While states are preempted from regulating many facets of initial offerings (e.g., in Regulation A and Regulation Crowdfunding), secondary offerings, the type that will occur on our ATS, are not pre-empted under state laws. Therefore, even though a security may be freely tradeable under federal laws, our ATS and issuers will need to comply with the blue sky requirements as well.

Transfer Agent Regulations

As a registered transfer agent, we are required to comply with all applicable SEC rules, which predominantly includes the rules under Section 17A(c) of the Exchange Act. The requirements for transfer agents include:

•	minimum performance standards regarding tracking, recording and maintaining the official record of ownership of securities of a company and related recordkeeping and reporting rules;

•	timely and accurate creation of records for security holders; and

•	related safeguards and data security requirements for fraud prevention.

In addition, we must comply with various state corporate and securities laws as well as provisions of the Anti-Money Laundering (AML) regulations, Office of Foreign Assets Regulations (OFAC) and the Foreign Account Tax Compliance Act (FATCA).

Intellectual Property

We have a trademark for “StartEngine” in the United States. We do not own any patents; however, we have our own proprietary source code that we use in operating our platform. We also have a patent pending covering peer to peer trading.

Available Information and Reports to Security Holders

We are currently required to make annual and semi-annual filings with the SEC. We make annual filings on Form 1-K and Form C-AR, which are due by the end of April each year and will include audited financial statements for the previous fiscal year. We make semi-annual filings on Form 1-SA, which are due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We also required to file a Form 1-U to announce important events such as the loss of a senior officer or a change in auditor.

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements, and other information with the SEC. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is http://www.startengine.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

Item 1A. Risk Factors.

Risk Factors Related to the Company and its Business

We are a relatively early stage company and have not yet generated any yearly profits.

StartEngine was formed in 2014 and is still working on fine tuning its business plan to one that will enable it to generate profits on an annual basis and to maintain profitability. Though our core business model of operating our funding portal and broker-dealer services have been receiving revenues for nearly eight years and three years, respectively, we are still evolving aspects of business model, including modifying our revenue models, adding additional products (e.g., StartEngine Secondary and our securitization products), and modifying our current offerings in light of regulatory changes and/or interactions with regulators (see, “Item 1. Business – Regulation”). Accordingly, the company’s operating history may not be indicative of future prospects. Our current and proposed operations are subject to all the business risks associated with relatively new enterprises that are still in growth and/or expansion phases. These include likely fluctuations in operating results as the company reacts to developments in its market, manages its growth, and develops new services as well as the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Since inception, StartEngine has not generated sufficient revenues to cover operational expenses. There is no assurance that we will be consistently profitable in the next three years or generate sufficient revenues to pay dividends to the holders of our shares.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is relatively new. The regulations that govern our operations have been in existence for a limited period. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors and the companies that use our platform’s services and the types of securities that our clients can offer and sell on our platform. For instance, in prior years, there have been several attempts to modify the current regulatory regime. Some of those suggested reforms could make it easier for anyone to sell securities (without using our services). Any such changes would have a negative impact on our business.

We operate in a highly regulated industry.

We are subject to extensive regulation and failure to comply with such regulation could have an adverse effect on our business. Further, our subsidiary StartEngine Capital LLC is registered as a funding portal; our subsidiary StartEngine Secure LLC is registered as a transfer agent; and our subsidiary StartEngine Primary LLC is registered as a broker-dealer and operates an alternative trading system under the brand “StartEngine Secondary”. As a funding portal and broker-dealer, we have to comply with stringent regulations, and the operation of our funding portal, broker-dealer and alternative trading system services exposes us to a significant amount of liability. Regulated entities are frequently subject to examination, constraints on their business, and in some cases fines. For instance, our subsidiary StartEngine Capital LLC submitted a Letter of Acceptance, Waiver and Consent (“AWC”) on March 11, 2022, and FINRA accepted the AWC on May 4, 2022.  The AWC provides for a censure, a $350,000 fine, and a certification to be made by our funding portal that it has established and implemented policies, procedures, and internal controls sufficient to address the issues identified in the AWC.  Further we have seen increased regulations in this industry from regulators (both federal and state) and FINRA. In light of this, we expect increased compliance costs as well as potential subjecting us to additional liabilities. See “Item 1. Business – Regulation.” In addition, some of the restrictions and rules applicable to our subsidiaries could adversely affect and limit some of our business plans of other parts of our business.

We were approved as a broker-dealer in 2019, launched our alternative trading system in 2020, became a “carrying” broker-dealer in 2021, and are still in the process of adapting our business model and pricing structure.

Until June 2019, we were not a broker-dealer and had structured our business model in a way that we believe allowed us to act in this arena without registration. Since we began operating as a broker-dealer, we not only have been subjected to federal and state requirements but also have needed to comply with the requirements of FINRA, the self-regulatory organization, that apply to broker-dealers and the regulations that apply to the operation of alternative trading systems. In addition, we have expanded the scope of our operation including launching our alternative trading system in May 2020, and became a “carrying” broker-dealer at the end of September 2021, which increased our net capital requirements. We are still in the process of adapting to this evolution, but there have been and will be increased costs, including the need to hire personnel with specific qualifications and pay them in accordance with their experience. We are subjected to periodic examinations and we will be required to change aspects of our business processes and communications in response to the findings of those examinations. Becoming a broker-dealer has and will continue to lead to increases in our compliance costs as well as increases in our exposure to liabilities, including subjecting us to liability for misstatements made by issuers utilizing our services; see “Item 1. Business – Regulation.”

We may be liable for misstatements made by issuers.

Under the Securities Act and the Exchange Act, issuers making offerings through our funding portal may be liable for including untrue statements of material facts or for omitting information that could make the statements misleading. This liability may also extend in Regulation Crowdfunding offerings to funding portals, such as our subsidiary. Further, as a broker-dealer, we may be liable for statements by issuers utilizing our services in connection with Regulation A and Regulation D offerings. See “Item 1. Business – Regulation – Regulation Crowdfunding – Liability” and “Item 1. Business – Regulation – Regulation A and Regulation D – Liability”. Even though due diligence defenses may be available; there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

The company is the process of becoming a reporting company with the SEC.

Pursuant to this Registration Statement, the company is registering its Common Stock securities with the SEC and becoming a reporting public company. Becoming a reporting company will subject the company to additional initial and on-going compliance and reporting costs and administrative burdens, additional professional fees (legal and accounting) as well as costs associated with internal staff. Therefore, the costs for these functions in previous years is not indicative of future costs.

Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents.

Some of the investment opportunities posted on our platform are open to non-U.S. residents. We have not researched all the applicable foreign laws and regulations, and we have not set up our structure to be compliant with foreign laws. It is possible that we may be deemed in violation of those laws, which could result in fines or penalties as well as reputational harm. This may limit our ability in the future to assist companies in accessing money from those investors, and compliance with those laws and regulations may limit our business operations and plans for future expansion.

StartEngine’s product offerings are relatively new in an industry that is still quickly evolving.

The principal securities regulations that work with, Rule 506(c), Regulation A and Regulation Crowdfunding, have only been in effect in their current form since 2013, 2015 and 2016, respectively. StartEngine’s ability to continue to penetrate the market remains uncertain as potential issuer companies may choose to use different platforms or providers (including, in the case of Rule 506(c) and Regulation A, using their own online platform), or determine alternative methods of financing. Investors may decide to invest their money elsewhere. Further, our potential market may not be as large, or our industry may not grow as rapidly, as anticipated. With a smaller market than expected, we may have fewer customers. Success will likely be a factor of investing in the development and implementation of marketing campaigns, subsequent adoption by issuer companies as well as investors, and favorable changes in the regulatory environment.

We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our product lines and services to our clients, such as our expansion into the transfer agent and broker-dealer space as well as our foray into becoming an alternative trading system and acting as an administrative manager for companies; see “Item 1. Business – Principal Products and Services”. It is unclear whether these services will be successful. Further, we continuously try to offer additional types of services, and we cannot offer any assurance that any of them will be successful. From time to time we may also modify aspects of our business model relating to our service offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage this evolution effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

As we grow our business, we may not be able to manage our growth successfully.

If we are able to increase the scope of our business offerings, our customer base, the volume of our transactions and grow our business, we will face business risks commonly associated with rapidly growing companies, including the risk that existing management, information systems and financial and internal controls may be inadequate to support our growth. We cannot predict whether we will be able to respond on a timely basis, or at all, to the changing demands that our growth may impose on our existing management and infrastructure. For example, increasing demands on our infrastructure and management could cause any of the following to occur or increase:

•	inadequate internal controls required for a regulated entity;
•	inadequate financial controls needed as we transition to become a reporting company;
•	delays in our ability to handle the volume of customers, including issuers; and
•	failure to properly review and supervise personnel to make sure we are compliant with our duties as regulated entities.

If we fail to adapt our management, information systems and financial and internal controls to our growth, or if we encounter other unexpected difficulties, our business, financial condition and operating results will suffer.

We are primarily reliant on one main type of service.

Most of current services are variants on one type of service — providing a platform for online capital formation and ancillary services. Our revenues are therefore dependent upon the market for online capital formation.

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Executive Officer, Howard Marks, and our compliance, engineering and marketing teams. Expanding our compliance team in response to the growth in our business and the regulatory issues we have faced to date, is essential to our success, and recruiting and training compliance personnel will place demands on financial and management resources. Our software engineer team, as well as our marketing team led by Johanna Cronin, are critical to continually innovate and improve our products while operating in a highly regulated industry. In addition, due the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

StartEngine and its providers are vulnerable to hackers and cyber attacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on the StartEngine platform or in its computer systems could reduce the attractiveness of the StartEngine platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology as well as act as our escrow agent. Any disruptions of services or cyber attacks either on our technology provider or on StartEngine could harm our reputation and materially negatively impact our financial condition and business.

StartEngine currently relies on two vendors for escrow and technology services.

We currently rely on Prime Trust and Bryn Mawr Trust Company to provide technology services for processing investment transactions (e.g., processing credit card and payments, electronic execution of the subscription agreements, etc.). Any change in these relationships will require us to find another technology service provider, escrow agent and escrow bank. This may cause us delays as well as additional costs in transitioning our technology.

We are dependent on general economic conditions.

Our business model is dependent on investors investing in the companies presented on our platforms. Investment dollars are disposable income. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of investment dollars, which would negatively impact our revenues and possibly our ability to continue operations. It is not possible to accurately predict the potential adverse impacts on the company, if any, of current economic conditions on its financial condition, operating results and cash flow.

We face significant market competition.

We facilitate online capital formation. Though this is a relatively new market, we compete against a variety of entrants in the market as well likely new entrants into the market. Some of these follow a regulatory model that is different from ours and might provide them competitive advantages. New entrants could include those that may already have a foothold in the securities industry, including some established broker-dealers. Further, online capital formation is not the only way to address helping start-ups raise capital, and the company has to compete with a number of other approaches, including traditional venture capital investments, loans and other traditional methods of raising funds and companies conducting crowdfunding raises on their own websites. Additionally, some competitors and future competitors may be better capitalized than us, which would give them a significant advantage in marketing and operations.

Moreover, as we continue to expand our offerings, including providing administrative services to issuers, securitizing various asset classes and transfer agent services, we will continue to face headwinds and compete with companies that are more established and/or have more financial resources than we do and/or new entrants bringing disruptive technologies and/or ideas.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand names, protecting our products and websites, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current trademarks and future trademarks and patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits (if any) are subject to fluctuation.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: number of investors and amount of investors’ dollars, the success of world securities markets, general economic conditions, our ability to market our platform to companies and investors, headcount and other operating costs, and general industry and regulatory conditions and requirements. The company’s operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.  Since the spring of 2020, large segments of the U.S. and global economies were impacted by COVID-19, a significant portion of the U.S. population were subject to “stay at home” or similar requirements. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers (both issuers using our services and investors investing on our platform) and our sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. To date, the COVID-19 outbreak has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small business (our potential clients). A significant part of our business model is based on receiving a percentage of the investments made through our platform and services. Further, we are dependent on investments in our offerings to fund our business. However, to date, other than working remotely, COVID-19 has not had a negative impact on the company itself. To the extent COVID-19 continues to wreak havoc on the markets and limits investment capital or personally impacts any of our key employees, it may have significant impact on our results and operations.

Risk Factors Related to the Common Stock

Voting control is in the hands of a few large stockholders.

Voting control is concentrated in the hands of a small number of stockholders. Our CEO and Chairman currently hold approximately 26% of our voting shares in aggregate, including shares of our Common Stock and (on an as-converted basis) shares of our Series Seed Preferred Stock, Series A Preferred Stock and Series Seed Preferred Stock; and two other shareholders, SE Agoura Investment LLC and The Lee Miller Trust UA 09/05/2020, own approximately 18% and 8%, respectively, of our voting shares in aggregate. None of SE Agoura Investments LLC, The Lee Miller Trust UA 09/05/2020 or their beneficial owners are on our board or are employees of our company. Those four shareholders in aggregate control approximately 51% of our voting shares and approximately 52% of our preferred stock. See “Item 4. Security Ownership of Certain Beneficial Owners and Management.” Holders of our Common Stock are generally not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger stockholders include, or have the right to designate, executive officers and directors of our Board. These few people and entities make all major decisions regarding the company.

Future fundraising may affect the rights of investors.

In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

Holders of our outstanding Preferred Stock have liquidation preferences over holders of Common Stock. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. Holders of Series A Preferred Stock and Series T Preferred Stock are entitled to liquidation preferences superior to Series Seed Preferred Stock. See “Item 11. Description of Registrant’s Securities to be Registered – Preferred Stock – Right to Receive Liquidation Distributions”. If a liquidation event, including a sale of our company, were to occur that resulted in a distribution of less than approximately $8 million, the holders of our Preferred Stock could be entitled to all proceeds of cash distributions.

There is a limited current market for our Common Stock.

Currently, the only marketplace for our Common Stock is and will be our alternative trading system or “ATS” branded as “StartEngine Secondary.” To date, we only have limited experience selling our shares on StartEngine Secondary; see “Item 1. Business – Principal Products and Services – StartEngine Secondary” and trading of our securities will only be available on StartEngine Secondary during limited periods, including periods where we do not have an open offering. To date, there has not been frequent enough trading to establish a market price. The limited volume of trading means that investors should assume that they may not be able to liquidate their investment for some time or to liquidate at their desired price. Further, it is unlikely that they will be able to pledge their shares as collateral.

Investors will need to keep records of their investment for tax purposes.

As with all investments in securities, investors who sell the Common Stock will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If investors do not have a regular brokerage account, or their regular broker will not hold the Common Stock for them (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for investors for tax purposes and they will have to keep their own records, and calculate the gain on any sales of any securities they sell.

The price for our Common Stock may be volatile.

To date, there has not been enough trading of our shares to establish a market price. The market price of our Common Stock may be highly volatile, if and when any trading begins again in the future and there is sufficient volume of trading to establish a market price, is likely to be continue to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	We may not be able to compete successfully against current and future competitors.

•	Our ability to obtain working capital financing.

•	Additions or departures of key personnel.

•	Sales of our shares.

•	Our ability to execute the business plan.

•	Operating results that fall below expectations.

•	Regulatory developments.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, investors may be unable to resell your securities at a desired price.

Item 2. Financial Information.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere herein and in our consolidated financial statements.

In addition to our consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements” and “Item 1A. Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Results of Operations

StartEngine Crowdfunding, Inc. was incorporated on March 19, 2014 in the State of Delaware. The company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014. The company’s revenue-producing activities commenced in 2015 with the effectiveness of the amendments to Regulation A under the Securities Act adopted in response to Title IV of the JOBS Act. Operations expanded in 2016, as Regulation Crowdfunding, adopted in response to Title III of the JOBS Act, went into effect. On June 10, 2019, our subsidiary, StartEngine Primary LLC, was approved for membership as a broker-dealer with FINRA.

For Regulation A offerings, our broker-dealer subsidiary is permitted to charge commissions to the companies that raise funds on our platform. Regulation A offerings are subject to a commission ranging between 4% and 7% and usually include warrants to purchase shares of the company or the securities that are the subject of the offering. The amount of commission is based on the risks and other factors associated with the offering. Since StartEngine Primary became a broker-dealer, we have also been permitted to charge commissions on Regulation D offerings hosted on our platform. We received a minimal amount of revenues from services related to Regulation D offerings in the periods under discussion. In Regulation Crowdfunding offerings, our funding portal subsidiary is permitted to charge commissions to the companies that raise funds on our platform. We typically charge 6% to 10% for Regulation Crowdfunding offerings on our platform. In addition, we charge additional fees to allow investors to use credit cards. We also generate revenue from services, which include a consulting package called StartEngine Premium priced at $10,000 to help companies who raise capital with Regulation Crowdfunding, digital advertising services branded under the name StartEngine Promote for an additional fee, as well as transfer agent services marketed as StartEngine Secure. The Company discontinued the digital advertising service of StartEngine Promote as of January 1, 2022. We additionally charge a $1,000 fee for certain amendments we file on behalf of companies raising capital under Regulation Crowdfunding as well as fees to run the required bad actor checks for companies utilizing our services. The company also receives revenues from other programs such as the StartEngine OWNers bonus program and StartEngine Secondary. In October 2020, we started selling annual memberships of the StartEngine OWNers bonus program for $275 per year. We launched StartEngine Secondary on May 18, 2020 and generate revenues by charging trade commissions to the sellers of the shares. To date, StartEngine Secondary has a limited operating history. In the first half of 2021, the company itself was the only one quoted on this platform. Additional companies were quoted on the platform beginning in August 2021.

Three Months Ended March 31, 2022 Compared with the Three Months Ended March 31, 2021

The following table summarizes the results of our operations for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021.

	Period Ended March 31,
	2022	2021	$ Change
Revenues	$7,760,806	$5,699,274	$2,061,532

Cost of revenues	2,004,545	854,114	1,150,431

Gross profit	5,756,261	4,845,160	911,101

Operating expenses:
General and administrative	3,363,298	1,526,465	1,836,833
Sales and marketing	3,367,944	1,778,525	1,589,419
Research and development	1,236,726	441,081	795,645
Total operating expenses	7,967,968	3,746,071	4,221,897

Operating income (loss)	(2,211,707)	1,099,089	(3,310,796)

Other expense (income), net:
Other expense (income), net	(59,290)	41,072	(100,362)
Total other expense (income), net	(59,290)	41,072	(100,362)

Income (loss) before provision for income taxes	(2,152,417)	1,058,017	(3,210,434)

Provision for income taxes	5,174	600	4,574

Net income (loss)	(2,157,592)	1,057,417	(3,215,008)
Less: net loss attributable to noncontrolling interest	(9,124)	(8,979)	(146)
Net income (loss) attributable to stockholders	$(2,148,468)	$1,066,396	$(3,214,863)

Revenues

Our revenues during the three months ended March 31, 2021 were $7,760,806, which represented an increase of $2,061,532, or 36%, from revenues in the same period in 2021. The following are the major components of our revenues during the three months ended March 31, 2022 and 2021:

	Period Ended March 31,	Period Ended March 31,
	2022	2021	$ Change
Regulation Crowdfunding platform fees	$2,829,372	$3,031,109	$(201,737)
Regulation A commissions	2,565,462	1,726,668	838,793
StartEngine Premium	600,000	370,000	230,000
StartEngine Secure	180,429	146,622	33,807
StartEngine Promote	0	108,598	(108,598)
OWNers Bonus revenue	1,365,952	281,516	1,084,436
Other service revenue	219,591	34,761	184,830

Total revenues	$7,760,806	$5,699,274	$2,061,531

The increase in total revenues in three months ended March 31, 2022 as compared to the same period in 2021 is primarily due to the following:

●	Increase in Regulation A commissions of $838,793, due primarily to higher amounts raised by issuers in Regulation A offerings. Specifically, in Q2 2022, the company raised approximately $23 million compared with Q1 2021 raising approximately $25 million.*

●	Increase in revenues of $33,807 from StartEngine Secure, primarily due to a price increase for our services from $3 per investor to $5 per investor. The increase was partially offset by a decrease in the number of companies using our services. As at March 31, 2022, we had 325 companies compared with 367 companies as at March 31, 2021.

●	Increase in StartEngine Premium revenue of $230,000 due primarily to increased campaign launches compared to the previous period -- which included 67 issuers in Q1 2022 where StartEngine Premium revenues were recognized during the period compared with 38 in Q1 2021.

●

Increase in other service revenue of $4,789,703, primarily related to sales of annual membership in our StartEngine OWNers bonus program. In 2021 we sold 22,632 annual memberships compared with 1,935 annual memberships in 2020. Included in this 2021 revenue amount is also $11,824 in sourcing fee revenue from StartEngine’s collectibles offerings, as well as $52,835 from StartEngine Secondary.

●	Increase in StartEngine OWNers Bonus revenue of $1,084,436 related to due to increased sales at the end of 2021 in which the revenue was deferred to 2022.

●	Increase in other service revenue of $184,830. Other service revenue includes sourcing fees for StartEngine Assets, and revenue from StartEngine Secondary. The increase relates to the accrual of sourcing fee revenue for StartEngine Collectibles which was not a service the company provided in Q1 2021.

The increase was partially offset by a decrease in Regulation Crowdfunding fees of $201,737, due to lower raise amounts for Regulation Crowdfunding in the period compared to the prior period. Specifically, in Q1 2022, the company raised approximately $29 million compared with Q1 2021 raising approximately $30 million As of January 1, 2022, the Company no longer offers marketing services branded as StartEngine Promote.

*Offerings can span multiple years and the amount raised during the year is based on the amounts closed on during that year.

Cost of Revenues

Our cost of revenues during the three months ended March 31, 2022 was $2,004,545, which represented an increase of $1,150,431, or 135%, from the amounts during the same period in 2021 due to the increase in the underlying revenue activity as well as increased costs related to due diligence on new issuers. Our gross margin in the first quarter of 2022 decreased to 74% compared to 85%] in 2021. This decrease is due to an increase in revenue from services with high margins, including Regulation Crowdfunding platform fees, Regulation A fees, and StartEngine Premium, while at the same time we were able to negotiate lower rates for some of our variable cost of revenues.

Operating Expenses

Our total operating expenses during the three months ended March 31, 2022 amounted to $7,967,968, which represented an increase of $4,221,897, or 113%, from the expenses in the same period in 2021. The increase in operating expenses is primarily due to an increase in general and administrative expenses of $1,836,833, an increase in sales and marketing expenses of $1,589,419 and an increase in research and development expenses of $1,795,645. General and administrative expenses increased primarily due to increased payroll and bonus expenses of approximately $1,506,075. Sales and marketing expenses increased primarily due to higher advertising costs for corporate branding of $215,611 as well as increased payroll and bonus expenses of approximately $1,422,549 due to increased headcount and the payment of bonuses related to the improved operating results during 2021. Research and development expenses increased due to increased headcount as the company focused on enhancing its platform and technology which lead to an increase of payroll and bonus expenses related to research and development of $819,778.

Other Expense (Income), net

Our other income, net during the three months ended March 31, 2022 amounted to $59,290, which represented cashback earned from our credit cards during the period. During the same period in 2020 our other expenses, net was $41,072 which primarily represented losses on marketable securities during the period of $41,072.

Year Ended December 31, 2021 Compared with the Year Ended December 31, 2020

The following table summarizes the results of our operations for the twelve months ended December 31, 2021 as compared to the twelve months ended December 31, 2020.

	Year Ended December 31,
	2021 (restated)	2020	$ Change
Revenues	$29,078,030	$12,574,218	$16,503,812

Cost of revenues	5,888,893	3,406,397	2,482,496

Gross profit	23,189,137	9,167,821	14,021,316

Operating expenses:
General and administrative	8,960,513	5,170,697	3,789,816
Sales and marketing	11,832,183	5,177,254	6,654,929
Research and development	3,132,996	1,309,444	1,823,552
Change in fair value of warrants received for fees	129,357	29,010	100,347
Impairment in value of shares received for fees	314,261	51,231	263,030
Total operating expenses	24,278,450	11,737,636	12,540,814

Operating loss	(1,089,313)	(2,569,815)	1,480,502

Other expense (income), net:
Other expense (income), net	(113,748)	35,973	(149,721)
Total other expense (income), net	(113,748)	35,973	(149,721)

Loss before provision for income taxes	(975,565)	(2,605,788)	1,630,223

Provision for income taxes	90,863	18,612	72,251

Net loss	(1,066,429)	(2,624,401)	1,557,972
Less: net loss attributable to noncontrolling interest	(35,914)	(40,041)	4,127
Net loss attributable to stockholders	$(1,030,515)	$(2,584,360)	$1,553,845

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Revenues

Our revenues during the year ended December 31, 2021 were $29,078,030, which represented an increase of $16,503,812, or 131%, from revenues in the same period in 2020. The following are the major components of our revenues during the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020	$ Change
Regulation Crowdfunding platform fees	$14,617,318	6,279,099	8,338,219
Regulation A commissions	6,054,340	4,315,534	1,738,806
StartEngine Premium	2,023,000	741,394	1,281,606
StartEngine Secure	868,731	321,037	547,694
StartEngine Promote	278,159	470,374	(192,215)
Other service revenue	5,236,483	446,780	4,789,703
Total revenues	$29,078,030	$12,574,218	$16,503,812

The increase in total revenues in the year ended December 31, 2021 as compared to the same period in 2020 is primarily due to the following:

●	Increase in Regulation Crowdfunding platform fees of $8,338,219, due primarily to higher average amounts raised by issuers in Regulation Crowdfunding offerings both from the amounts raised in each offering and the greater number of issuers. Specifically, in 2021, we hosted 349 offerings raising approximately $126 million compared with 187 offerings in 2020 raising approximately $67 million.* We believe the increase in the amounts was partially driven by the increase in Regulation Crowdfunding’s cap to $5 million.

●	Increase in Regulation A commissions of $1,738,806, due primarily to higher average amounts raised by issuers in Regulation A offerings both from the amounts raised in each offering and the greater number of issuers. Specifically, in 2021, we hosted 25 offerings raising approximately $101 million compared with 19 offerings in 2020 raising approximately $56 million.*

●	Increase in revenues of $547,694 from StartEngine Secure, primarily due to a higher volume of companies using our services. In 2021, we had 425 companies compared with 192 companies in 2020.

●	Increase in StartEngine Premium revenue of $1,281,606 due primarily to increased campaign launches compared to the previous period -- which included 217 issuers in 2021 where StartEngine Premium revenues were recognized during the year compared with 75 in 2020.

●	Increase in other service revenue of $4,789,703, primarily related to sales of annual membership in our StartEngine OWNers bonus program. In 2021 we sold 22,632 annual memberships compared with 1,935 annual memberships in 2020. Included in this 2021 revenue amount is also $11,824 in sourcing fee revenue from StartEngine’s collectibles offerings, as well as $52,835 from StartEngine Secondary.

*Offerings can span multiple years and the amount raised during the year is based on the amounts closed on during that year.

Cost of Revenues

Our cost of revenues during the year ended December 31, 2021 was $5,888,893, which represented an increase of $2,482,496, or 72%, from the amounts during the same period in 2020 due to the increase in the underlying revenue activity. Our gross margin in 2021 improved to 79% compared to 72% in 2020. This margin improvement is due to an increase in revenue from services with high margins, including Regulation Crowdfunding platform fees, Regulation A fees, and StartEngine Premium, while at the same time we were able to negotiate lower rates for some of our variable cost of revenues.

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Operating Expenses

Our total operating expenses during the year ended December 31, 2021 amounted to $24,278,450, which represented an increase of $12,540,814, or 107%, from the expenses in the same period in 2020. The increase in operating expenses is primarily due to an increase in general and administrative expenses of $3,698,956, an increase in sales and marketing expenses of $6,654,929 and an increase in research and development expenses of $1,823,552. General and administrative expenses increased primarily due to increased payroll and bonus expenses of approximately $3,551,664. Sales and marketing expenses increased primarily due to higher advertising costs for corporate branding of $4,341,941 as well as increased payroll and bonus expenses of approximately $1,425,385 due to increased headcount and the payment of bonuses related to the improved operating results during 2021. Research and development expenses increased due to increased headcount as the company focused on enhancing its platform and technology which lead to an increase of payroll and bonus expenses related to research and development of $1,823,552.

Other Expenses, net

Our other income, net during the year ended December 31, 2021 amounted to $113,748, which represented a forgiveness of rent payable which was accrued during 2020. During the same period in 2020 our other expenses, net was $35,973 which primarily represented losses on marketable securities during the period of $55,947.

Critical Accounting Policies

See Note 2 in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Significant estimates include the value of marketable securities, the value of stock and warrants received as compensation and collectability of accounts receivable. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

A significant portion of the company’s assets relate to investments in stock and warrants received as compensation from issuer companies undertaking Regulation Crowdfunding or Regulation A offerings. As described in Note 2, in the accompanying financial statements, stock and warrants require significant unobservable inputs, primarily related to the underlying stock price of the security received which may include marketability discounts. Warrants have further unobservable inputs related to the estimated life, In all cases, there were sales of the stock to the public through Regulation Crowdfunding or Regulation A funding mechanism, but such sales are often not to the level that an active market existed or exists. Once the funding round is concluded it is difficult to ascertain the fair value of the issuer shares or the status of the issuer’s financial health, unless additional rounds of financing are undertaken in a public setting, or the issuer reports reliable and regular information publicly. Any change in the underlying shares would impact the valuation of the related investments. Shares held are generally illiquid. Valuations require significant management judgment related to these unobservable inputs.

As many of the companies that undertaking Regulation Crowdfunding and Regulation A are considered emerging growth companies, require significant capital to maintain or commence operations, and often contain warnings regarding substantial doubt about the company’s ability to continue as a going concern, it is reasonable to conclude that through the passage of time, a significant portion of the stock and warrants held by the company will ultimately be deemed worthless, decline in value, or in the case of warrants, expire without exercise. Similar to traditional venture capital results, it is reasonable to conclude that only a small portion of each investment may ever increase in value.

Collectibles and Real Estate

The Company records collectibles and real estate at cost in accordance with the Company's policy.  These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In general, we believe that we purchase these assets in arms-length transactions at fair value and such transactions are evidence of fair market value in the near term.  For collectibles, over time, and as trends change and economic factors effect various markets for which we hold assets, the estimation of certain assets that do not trade in a regular market may be difficult to assess for fair value.  Certain assets may be subject to market manipulation or overproduction that could effect the underlying value of like or similar items.  The quality of authentication bodies may effect future valuation.  If there are limited data points to assess fair value, especially for one-of-a-kind collectibles, we may not identify impairments in a timely manor.  Many of the collectibles have value that is in the eye of the beholder.  Accordingly, there is significant uncertainty to what these assets would be valued at in subsequent arms-length transactions.  For real estate assets, there tend to be more relevant data points, including comparable sales in close proximity to held real estate assets.  The Company can also assess trend information in the the overall economy and local economy where such assets may be held. However, sharp changes in economic conditions may make it difficult to estimate fair value and therefore potential impairment.

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Liquidity and Capital Resources

Statement of Cash Flows (Three Months Ended March 31, 2022 Compared with the Three Months Ended March 31, 2021)

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows:

	Three months ended March 31,
	2022	2021	$ Change
Net cash (used in) provided by operating activities	$(3,752,043)	$758,990	$(4,511,033)
Net cash (used in) provided by investing activities	$(1,366,575)	$(60,000)	$(1,306,575)
Net cash provided by financing activities	$18,521	$93,440	$(74,919)

Cash used by operating activities for the three months ended March 31, 2022 was $3,752,043 as compared to cash provided by operating activies of $758,990 for the same period in 2021. The increase in cash used by operating activities in 2022 was primarily due to the company receiving a larger portion of revenue in the form of stock versus the prior year, recognition of deferred revenue from cash receipts in 2021, as well as a net loss in the period. Our net loss during the three month period ended March 31, 2022 was $2,148,468, as compared to a net income of $1,066,396 in 2021.

Cash used in investing activities for the three months ended March 31, 2022 was $1,366,575, as compared to cash used by investing activities of $60,000 in the same period in 2021. The cash used in 2022 relates to the purchase or collectible assets that are sold in our offerings under StartEngine Assets.

Cash provided by financing activities was $18,521 and $93,440 for the three month periods ended March 31, 2022 and March 31, 2021, respectively.

Statement of Cash Flows (Year Ended December 31, 2021 Compared with the Year Ended December 31, 2020)

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows:

	Year ended December 31,
	2021	2020	$ Change
Net cash (used in) provided by operating activities	$(942,698)	$(744,276)	$(198,422)
Net cash (used in) provided by investing activities	$(65,975)	$(3,810,878)	$3,744,903
Net cash provided by financing activities	$3,469,655	$20,894,201	$(17,424,546)

Cash used by operating activities for the year ended December 31, 2021 was $942,698 as compared to cash used of $744,276 in 2020. The increase in cash used by operating activities in 2021 was primarily due to the company receiving a larger portion of revenue in the form of stock versus the prior year. Our net loss during the year ended December 31, 2021 was $1,030,515, as compared to a net loss of $2,624,401 in 2020.

Cash used in investing activities for the year ended December 31, 2021 was $65,975, as compared to cash used by investing activities of $3,810,878 in 2020.

Cash provided by financing activities was $3,469,655 for the year ended December 31, 2021, as compared to $20,894,201 in 2020. During 2021, our cash provided by financing activities was the result of proceeds from the sale of Common Stock of $15,180,999, subscription receivable of $367,831 and proceeds from the exercise of stock options of $128,324, offset by offering costs of $11,471,836. During 2020, our cash provided by financing activities was the result of proceeds from the sale of Common Stock of $22,310,269, subscription receivable of $59,672, proceeds from the sale of preferred stock of $200,000 and proceeds from the exercise of stock options of $15,973, offset by offering costs of $1,691,713.

The increase in offering costs from 2020 to 2021 was due to various factors. During 2020, the company primarily relied on digital marketing efforts to promote the company’s offering online, whereas in 2021, the company significantly increased the use of television advertisement to solicit investments, for which the costs are significantly higher, but did not yield a higher level of investment commensurate with spend. In 2021, the company sold shares on behalf of selling shareholders. Accordingly, whereas in 2020 each dollar of investment went to the company, in 2021, a portion of the proceeds went directly to selling shareholders which causes the offering costs to be higher as a percentage of the offering proceeds realized by the company. Finally, the increase in costs is also related to the natural course of the online offering that spanned from 2020 into 2021, where the costs of digital and television marketing solicitation yield less investment for each dollar spent as the offering comes to conclusion.

Although offering costs increased in 2021, the company believes that the attraction of new investors to the company will be beneficial long-term to the company’s business activities, even if the net proceeds realized decreases. We believe the addition of a large number of investors will help increase the size of the overall StartEngine user community that invests in companies listed on our platform or use our services.

The company sells shares on behalf of selling shareholders. Accordingly, the company does not reflect the proceeds related to the sale of those shares.

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Balance Sheet

The following table summarizes our assets and liabilities as of March 31, 2022 and December 31, 2021 as compared as of December 31, 2020:

	March 31, 2022	December 31, 2021	December 31,	$ Change (March 31, 2022 from December
		(restated)	2020	31, 2020)
Assets
Current assets:
Cash	$15,900,270	$21,000,367	$18,539,383	$(2,639,113)
Marketable securities	1,856	1,856	4,054,542	(4,052,686)
Accounts receivable, net of allowance	1,766,747	1,477,887	751,633	1,015,114
Other current assets	4,106,983	3,483,129	395,463	3,711,520
Total current assets	21,775,856	25,963,239	23,741,021	(1,965,165)

Property and equipment, net	59,340	57,541	7,986	51,354
Investments - warrant assets	1,329,754	1,130,133	431,190	898,564
Investments - stock	4,556,566	3,923,788	1,047,537	3,509,029
Investments - Collectibles	3,287,897	1,926,394	-	3,287,897
Investments - Real Estate	2,136,628	2,136,628	-	2,136,628
Intangible assets	20,000	20,000	20,000	-
Other assets	86,723	50,000	43,200	43,523
Total assets	$33,252,764	$35,207,723	$25,290,934	$7,961,830

Current liabilities:				-
Accounts payable	$181,452	$573,840	$346,145	$(164,693)
Accrued liabilities	1,915,221	2,607,420	1,216,417	698,804
Deferred revenue	3,391,930	4,111,829	757,750	2,634,180
Total current liabilities	5,488,603	7,293,089	2,320,312	3,168,291

Total liabilities	$7,293,089	$7,293,089	2,320,312	$4,972,777

The company’s current assets increased by $59,340 from December 31, 2020 to March 31, 2022. The increase was primarily driven by an increase of other current assets $3,711,520 which relates to receivables from StartEngine Promote as the company advances issuers the cost of the marketing during the course of an offering. Those marketing costs are recouped from escrow during a closing. The $4,052,686 decrease in marketable securities relates to the company’s cash management where the funds were moved from an index to a money market account, which is classified as cash. Cash decreased by $2,639,113 driven by the use of cash in operating activities as well as conversion of cash into collectibles assets.

The company’s long-term assets increased by $7,961,830 from December 31, 2020 to March 31, 2022. This was driven by:

•	A $5,424,525 increase in assets (collectibles and real estate) related to the purchase of assets for our Collectible Funds which were started in 2021;

•	A $4,838,783 increase in warrants and stock assets due to our increased revenue.

Current liabilities increased by $3,168,291 which is primarily due to an increase in deferred revenue of $2,634,180 (related primary to the StartEngine OWNers bonus program which is recognized over 12 months).

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Liquidity and Capital Resources

We do not currently have any significant loans or available credit facilities. As of March 31, 2022, the company’s current assets were $21,775,856. To date, our activities have been funded from our revenues, investments from our founders, the previous sale of Series Seed Preferred Shares, Series A Preferred Shares, Series T Preferred Shares, and our Regulation A and Regulation CF offerings.

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

The company currently has no material commitments for capital expenditures.

We believe we have the cash, marketable securities through our open Regulation A offering, other current assets available, revenues, and access to funding that will be sufficient to fund operations until the company starts generating positive cash flows from normal operations.

Trend Information

We are operating in a relatively new industry and there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. We continue to innovate and introducing new products to include in our current mix as well as continuing to improve our current services such as providing liquidity for our investors and issuers.

On June 10, 2019, our subsidiary, StartEngine Primary LLC, was approved for membership as a broker-dealer with FINRA. During 2021, we experienced increased costs for payroll and training that will increase relative to our revenue. We anticipate that this trend will continue into 2022. In addition, in April 2020 we received approval to operate an ATS. StartEngine Primary launched its ATS, branded as “StartEngine Secondary” on May 18, 2020. As of December 31, 2021, four additional issuers were quoted on the platform. Currently, for StartEngine Secondary, we generate revenues by charging trade commissions to the sellers of the shares and we intend to generate revenues by charging initial and annual quotation fees. We expect increased costs due to technology and operations related to the operation of our ATS. We anticipate operating the ATS will initially increase our overall expenses by $50,000 per month. Further, we anticipate receiving increased revenue related to offerings under Regulation A.

With this Registration Statement, we are registering our Common Stock under the Exchange Act. In preparing to become a reporting company and once we become a reporting, we anticipate higher internal costs related to the increased administrative burden as well as higher professional fees.

We additionally anticipate having to engage and train additional compliance personnel, to better ensure continued compliance with FINRA and SEC and also in order to expand our broker-dealer operations.

Item 3. Properties.

We do not own any significant property. We are currently working remotely. We a have a service agreement for our office space at 3900 W Alameda Ave., Suite 1200, Burbank, CA 91505. It is a month-to-month agreement.

Currently, our subsidiary, StartEngine Assets LLC, currently own a building located at 327 South Madison Way, Glendale, California 91205. StartEngine Assets intends to sell the asset to one of the companies that it manages.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the company, as of March 31, 2022, for:

•	Each person who we know beneficially owns more than five percent of any class of our voting securities.
•	Each of our director and director nominees.
•	Each of our executive officers.
•	All of our directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of Class (2)
Common Stock	Howard Marks (1)(4)	9,023,883	600,000	(5)	27.48%
			410,208	(7)	29.64	%(3)(6)
Common Stock	The Ronald David Miller Trust U/A 08/04/2020 (Ron Miller) (1)	3,754,980	300,000	(5)	11.44%
			150,000	(7)	12.63	%(3)
Common Stock	SE Agoura Investment LLC (8)	198,258	9,148,309	(5)	0.60%
					22.26	%(3)
Common Stock	The Lee Miller Trust UA 09/05/2020 (Lee Miller)	3,754,980	300,000	(5)	11.44%
					12.24	%(3)
Common Stock	All executive officers and directors as a group (8 members including Howard Marks and Ron Miller)(1)	12,812,013	900,000	(5)	39.02%
			3,039,747	(7)	45.54	%(3)(6)
Preferred Stock	Howard Marks (4)	600,000			3.00%

Preferred Stock	The Ronald David Miller Trust U/A 08/04/2020 (Ron Miller) (1)	300,000			1.50%

Preferred Stock	SE Agoura Investment LLC (8)	9,148,309			45 74%

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o StartEngine Crowdfunding, Inc., 3900 W Alameda Ave., Suite 1200, Burbank, California 91505

(2)	Based on 32,834,797 shares of Common Stock, 20,002,193 shares of Preferred Stock outstanding.

(3)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4)	These shares are held by Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks) and does not include the 1,032,000 shares held by the Marks Irrevocable Trust for the benefit of Mr. Marks’ family.

(5)	Shares acquirable through conversion of Preferred Stock.

(6)	The company’s CEO is currently entitled to vote approximately 13,258,918 Proxy Shares, which are the shares of Common Stock sold in the Regulation A offerings and the some of the prior Regulation Crowdfunding offerings, that Mr. Marks as CEO, has voting control over pursuant to the subscription agreement governing that offering, those shares increase the voting power of Mr. Marks and for all the officers and directors as a group to 39% and 36%, respectively. Upon the effectiveness of this Registration Statement, the proxy will terminate.

(7)	Shares acquirable through the exercise of stock options. The options were granted under the 2015 Equity Incentive Plan.

(8)	SE Agoura Investment LLC is beneficially owned by Aubrey Chernick. The address for SE Agoura Investment LLC is 333 South Grand Avenue, Suite 1470, Los Angeles, CA 90071.

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Item 5. Directors and Executive Officers.

As of March 31, 2022, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full- time
Executive Officers:
Howard Marks	CEO	60	January 1, 2014, Indefinitely	Full-time
Johanna Cronin	Chief Marketing Officer	33	March 2014, Indefinitely	Full-time
Jonathan Reyes	Chief Compliance Officer	35	March 2020, Indefinitely	Full-time
Allen Jebson	SVP, Fundraising	30	March 2019, Indefinitely	Full-time
Joshua Amster	VP, Fundraising	31	July 2016, Indefinitely	Full-time
Hunter Strassman	VP, Finance	30	October 2021, Indefinitely	Full-time
Joseph Mathews	VP, Engineering	49	March 2019, Indefinitely	Full-time

Directors:
Howard Marks	Director	60	April 17, 2014, Indefinitely
Ronald Miller	Director and Chairman	60	April 17, 2014, Indefinitely

Significant Employees:
N/A

Howard Marks, Co-founder, CEO and Director

Howard Marks is one of our co-founders and has served as our CEO since January 1, 2017. From our founding in March 2014 until December 2016, Howard served as our Executive Chairman. Howard founded StartEngine, an unrelated entity, in November 2011 as a startup accelerator with the mission to help make Los Angeles a top tech entrepreneurial city. In March 2014, Howard and Ron Miller founded the company as an equity crowdfunding platform. Howard was the founder and CEO of Acclaim Games, a publisher of online games now part of The Walt Disney company. Before Acclaim, Howard was the Chairman of Activision Studios from 1991 until 1997. As a former Board Member and Executive Vice-President of video-game giant Activision, he and a partner took control in 1991 and turned the ailing company into the $20 billion market cap video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. Howard is the 2015 "Treasure of Los Angeles" recipient, awarded for his work to transform Los Angeles into a leading technology city. Howard is a member of Mayor Eric Garcetti's technology council. Howard has a Bachelor of Science in Computer Engineering from the University of Michigan. He is bilingual and is a triple national of the United States, United Kingdom, and France.

Ronald Miller, Co-founder and Executive Chairman

Ron Miller is the executive chairman and cofounder of StartEngine. Ron served as our CEO and a director since our founding in March 2014 until December 2016. On January 1, 2017, Ron became our executive chairman. He is also currently the founder of the Disability Group Inc., and has served as its CEO since 2004. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and market plan to help StartEngine establish a leadership place in the market.

Prior to StartEngine, Ron founded built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc.500/5000 award recipient and was Ernst & Young entrepreneur of the year award finalist. As the executive chairman, Ron brings his deep experience as a leader and strategist to the company.

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Johanna Cronin, Chief Marketing Officer

Johanna Cronin is the Chief Marketing Officer at StartEngine and is the sole manager of our subsidiary StartEngine Assets LLC. She was the first employee and began working for StartEngine in 2014. Prior to that she served as an SEM analyst, managing paid media budgets and purchasing media placements for small businesses, for Dex Media, Inc. from March 2012 until March 2014. Johanna received her Bachelor of Arts from Northwestern University, where she was a psychology major with a Spanish minor.

Jonathan Reyes, Chief Compliance Officer

Jonathan Reyes has served as the Chief Compliance Officer at StartEngine Crowdfunding Inc., StartEngine Capital, LLC, and StartEngine Primary LLC since December 2020. Before becoming Chief Compliance Officer, Jonathan was the first in-house attorney to work for StartEngine, serving in various roles on the compliance team dating back to May 2017. Prior to joining StartEngine, Jonathan served as co-founder of and Chief Operations Officer of Dryvrs, a mobile app ridesharing startup. Jonathan received his Juris Doctorate and Masters in Business Administration from Pepperdine University, and received a fellowship certificate from Pepperdine’s Geoffrey H. Palmer Center for Entrepreneurship & the Law. Before that, Jonathan received his Bachelor of Science from Boston College where he was a triple major in Management and Leadership, Marketing, and Human Resource Management.

Allen Jebsen, SVP, Fundraising

Allen Jebsen is Senior Vice President of Fundraising at StartEngine as of March 2019.  He joined StartEngine in March of 2016 as a VP of Fundraising. Before joining StartEngine, he worked in sales operations at AEG as an account executive. He graduated from University of Southern California with a BA Business Administration and Management. He holds his Series 7, 63, 79, and 24 certifications from FINRA.

Joshua Amster, VP, Fundraising

Josh Amster is Vice President of Fundraising at StartEngine. He joined StartEngine in February of 2016. Before joining StartEngine, he worked alongside Allen Jebsen in business development and sales operations at AEG. He graduated from Middlebury College with a Bachelor of Arts in History. He holds his Series 7, 63, 79, and 24 certifications from FINRA.

Hunter Strassman, VP, Finance

Hunter Strassman is VP of Finance and is responsible for the finance and operations of StartEngine. Prior to joining StartEngine in April 2021, Hunter worked as the Director of Finance at AlphaFlow, a real estate asset management platform (November 2018 to April 2021). From July 2017 to November 2018, Hunter was the Senior Controller at Karbone Inc., a leading renewable energy brokerage. From January 2017 to July 2017, Hunter was the assistant controller at ACT Commodities. Hunter began his career at the public accounting firm Grant Thornton in their New York office, where he focused on hedge funds, private equity and fund of funds.

Hunter received his Bachelors in Accounting from Bentley University, and a Masters in Taxation from Baruch College. Hunter is a licensed CPA in the State of New York, is a member of the AICPA, and holds the Series 7, 63, 24 and 27 certifications from FINRA. He has also passed the CISA and CRISC exams administered by ISACA.

Joseph Mathews, VP, Engineering

Joe Mathews is Vice President of Engineering at StartEngine, and has been leading Engineering and Product teams. Joe started his engineering career with NIIT Technologies, followed by Microsoft Inc, after which he worked for a number of startups, including co-founding one. In May 2017, Joe worked as Director of Platform Engineering at Science37, and since July of 2018, he’s been enjoying his work at StartEngine.

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Item 6. Executive Compensation.

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

This section describes the material elements of the compensation awarded to, earned by, or paid to our Chief Executive Officer, Howard Marks, and our three most highly compensated executive officers (other than our Chief Executive Officer), Johanna Cronin, Chief Marketing Officer, Joshua Amster, VP, Fundraising, and Allen Jebsen, SVP, Fundraising, for our fiscal year ended December 31, 2021.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Howard Marks, Chief Executive Officer	2021	$518,000	$518,000	$-	$-	$-	$-	$-	$1,036,000
	2020	$432,000	$259,200	$-	$588,817	$-	$-	$-	$1,280,017
Allen Jebsen, VP of Sales	2021	$100,000	$668,345	$-	$-	$-	$-	$-	$768,345
	2020	$100,000	$313,979	$-	$509,000	$-	$-	$-	$922,979
Josh Amster, VP of Sales	2021	$100,000	$477,565	$-	$-	$-	$-	$-	$577,565
	2020	$100,000	$426,025	$-	$509,000	$-	$-	$-	$1,035,025
Johanna Cronin, Chief Marketing Officer	2021	$250,000	$250,000	$-	$-	$-	$-	$-	$500,000
	2020	$190,000	$145,000	$-	$509,000	$-	$-	$-	$844,000

Principal Elements of Compensation

The compensation of the company’s executive officers comprises of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting of stock options, restricted stock awards, performance compensation awards and/or other applicable awards granted under the company’s equity incentive plan (the “Equity Incentive Plan”) and any other equity plan that may be approved by the Board from time to time. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in the cannabis industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

Equity Incentive Plan

The Equity Incentive Plan provides continual motivation for our officers, employees, consultants and directors to achieve our business and financial objectives and align their interests with the long-term interests of our shareholders. The purpose of our Equity Incentive Plan is to promote greater alignment of interests between employees and shareholders, and to support the achievement of our longer-term performance objectives, while providing a long term retention element.

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Employment Agreements with Key Executives

We entered into an employment agreement Mr. Marks, our CEO, with an effective date of January 1, 2022. The agreement is for two years, and will automatically renew for additional one year period, unless either party gives notice more than sixty days prior to the initial term date of the agreement or each renewal period. The agreement provides that Mr. Marks’ base salary will be for 2022 will be $621,000, for 2023 will be $745,000 and will increase 20% each year thereafter. Mr. Marks is eligible to participate in all employee bonus plans of company, if any. Mr. Marks is also entitled receive bonuses (a) in an amount up to 60% of his base salary if the company achieves its revenue goals; and (b) in an amount up to 100% of his base salary if the company exceeds its revenue goals by 125%.

Compensation Committee Interlocks and Insider Participation

During 2021, the company did not have a compensation committee or any other committee performing equivalent functions of a compensation committee. Howard Marks, our Chief Executive Officer, in his capacity as a director, participated in deliberations of the board of directors concerning executive officer compensation and was employed by the company.

2016 Equity Incentive Plan

In May 2015, the company established the 2015 Equity Incentive Plan which was approved by the company's board and stockholders. The 2015 Equity Incentive Plan authorized the issuance of 3,000,000 shares of common stock. The number of shares issuable under the plan was increased to 7,590,000 in December 2015. The increase in the number of shares was approved by the company’s board and stockholders. The 2015 Equity Incentive Plan permits us to provide equity-based compensation in the form of stock options, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards.

The 2015 Equity Incentive Plan is administered by our Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule.  The term of stock options granted under the 2015 Equity Incentive Plan cannot exceed ten years.

Director Compensation

There is currently no agreement or arrangement to pay any of our directors for their services as directors.

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Outstanding Equity Awards at Fiscal Year-End

Option awards							Stock awards
Name	Grant date	Number of securities underlying unexercised options - (#) exercisable	Number of securities underlying unexercised options - (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Howard Marks, Chief Executive Officer	1/13/2018	300,000	-	-	0.264	1/13/2028	-	-	-	-
	12/16/2020	79,166	220,834	-	4.333	12/16/2030	-	-	-	-
Allen Jebsen, SVP, Fundraising	6/14/2016	30,000	-	-	0.097	6/14/2026	-	-	-	-
	2/7/2017	30,000	-	-	0.097	2/7/2027	-	-	-	-
	1/18/2018	75,000	-	-	0.264	1/18/2028	-	-	-	-
	8/31/2018	132,708	17,292	-	1.667	8/31/2028	-	-	-	-
	4/24/2019	102,291	47,709	-	2.500	4/24/2029	-	-	-	-
	1/2/2020	75,937	74,063	-	2.500	1/2/2030	-	-	-	-
	12/16/2020	19,791	55,209	-	4.333	12/16/2030	-	-	-	-
Josh Amster, VP, Fundraising	2/16/2016	30,000	-	-	0.097	2/16/2026	-	-	-	-
	1/1/2017	30,000	-	-	0.097	1/1/2027	-	-	-	-
	1/1/2018	75,000	-	-	0.264	1/1/2028	-	-	-	-
	7/6/2018	132,708	17,292	-	1.667	7/6/2028	-	-	-	-
	4/24/2019	102,291	47,709	-	2.500	4/24/2029	-	-	-	-
	1/2/2020	75,937	74,063	-	2.500	1/2/2030	-	-	-	-
	12/16/2020	19,791	55,209	-	4.333	12/16/2030	-	-	-	-
Johanna Cronin, Chief Marketing Officer	6/15/2015	750,000	-	-	0.083	6/15/2025	-	-	-	-
	2/7/2017	150,000	-	-	0.097	2/7/2027	-	-	-	-
	1/18/2018	30,000	-	-	0.264	1/18/2028	-	-	-	-
	1/13/2018	60,000	-	-	0.264	1/13/2028	-	-	-	-
	5/15/2019	102,395	47,605	-	2.500	5/15/2029	-	-	-	-
	1/2/2020	50,052	24,948	-	2.500	1/2/2030	-	-	-	-
	4/23/2019	75,937	74,063	-	2.500	4/23/2029	-	-	-	-
	12/16/2020	19,791	55,209	-	4.333	12/16/2030	-	-	-	-

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Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

For the years ended December 31, 2021 and 2020, no members of our board of directors received compensation in their capacity as directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The Company does not have a standing nominating, compensation, or audit committee. Our Board of Directors performs the functions of these committees. We do not believe that our Board of Directors needs to appoint such committees because the low volume of matters that come before our Board of Directors permits the directors to give sufficient time and attention to such matters. We are not required to have such committees since the Company’s stock is not listed on a national securities exchange.

Director Independence

As of the date of this Form 10, the Company does not have any independent directors under the corporate governance rules of The Nasdaq Stock Market LLC (Nasdaq).

Item 8. Legal Proceedings.

From time to time we may be involved in various disputes and litigation matters that arise in the ordinary course of business. Other than discussed above in “Item 1. Business – Regulation – Regulation Crowdfunding – FINRA Rules”, we are currently not a party to any material legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company has been quoted on the alternative trading system branded StartEngine Secondary, and operated by our subsidiary, StartEngine Primary, under the symbol “STGC.”  Because we are quoted on the StartEngine Secondary, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low closing prices for our common stock for the quarters indicated as reported by StartEngine Secondary. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

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Our securities traded during the following period: October 2020 – June 2021. The company effected a 3 for 1 split in July 2021, we had a trading history as follows (adjusted on a post-split basis):

	HIGH	LOW
Quarter Ended:
June 30, 2021	$4.00	$3.00
March 31, 2021	$4.66	$2.83
December 31, 2020	$9.00	$3.00

Last Reported Price.

On June 30, 2021 the last reported closing price of our shares of common stock reported on the StartEngine Secondary was $11.00 per share.

Holders

As of March 31, 2022, there were 32,842,671 shares of common stock, which were held by approximately 25,522 shareholders of record. In addition, there were 10,247,938 shares of our Series Seed Preferred Stock outstanding, which shares were held by 40 shareholders of record, there were 9,272,044 shares of our Series Seed A Stock outstanding, which shares were held by 3 shareholders of record and there were 482,211 shares of our Series T Preferred Stock outstanding, which shares were held by 12 shareholders of record.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,590,000	$4.18	476,500
Equity compensation plans not approved by security holders	0	$-	0
Total	7,590,000	$4.18	476,500

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Item 10. Recent Sales of Unregistered Securities.

Since March 2019, the company has engaged in the following offerings of securities*:

•	From January 2019 through March 2019, the company sold 83,412 shares of Common Stock under Regulation Crowdfunding for a total of $208,530.

•	From March 11, 2019 through July 7, 2020, the company sold and issued 3,223,737 shares of Common Stock under Regulation A for a total of $8,059,343. The company has not yet received funds for all of these sales.

•	From December 5, 2019 through May 8, 2020, the company sold and issued 73,053 shares of Common Stock under Regulation Crowdfunding for a total of $182,633.

•	From April 29, 2020 through September 15, 2020, the company sold and issued 139,038 shares of Common Stock under Regulation Crowdfunding for a total of $518,209.

•	From May 29, 2020 through December 17, 2020, the company sold and issued 4,356,843 shares of Common Stock under Regulation A for a total of $17,052,746 and 67,500 shares of Series T Preferred Stock under Regulation A for a total of $200,000.

•	From August 27, 2021 through December 19, 2021, the company sold and issued 1,234,922 shares of Common Stock under Regulation A for a total of $14,813,168, in addition another 1,128,085 shares of Common Stock was sold for a total of $13,958,197 by selling shareholders under the company’s Regulation A offering.

•	On March 15, 2022 the company began a Regulation A offering, as of July 27, 2022, the company has sold and issued 114,420 shares of Common for a total of $2,580,420, in addition another 28,605 shares of Common Stock was sold for a total of $645,105 by selling shareholders.

*The company had a 3-for-1 stock split in 2021, share amounts have been adjusted to be on a post-split basis.

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Form 10 only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Form 10, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

As of March 31, 2022, StartEngine’s authorized capital stock consists of 75,000,000 shares of Common Stock, $0.00001 par value per share, and 25,950,000 shares of Preferred Stock, $0.00001 par value per share, of which 10,650,000 shares are designated as Series Seed Preferred Stock, 10,350,000 shares are designated as Series A Preferred Stock, and 4,950,000 shares that will be designated Series T Preferred Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

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Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

Preferred Stock

We have authorized the issuance of three series of Preferred Stock, designated Series T Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock. The Series T Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock enjoy substantially similar rights, preferences, and privileges.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Such dividends are non-cumulative and no right shall accrue to holders of Preferred Stock for undeclared dividends. Unpaid and undeclared dividends shall not bear or accrue interest. Holders of Preferred Stock are entitled to at least their share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock at the then-effective conversion rate. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock. Specific matters submitted to a vote of the stockholders require the approval of a majority of the holders of Preferred Stock voting as if their shares had been converted into Common Stock. These matters include any vote to:

•	enter into a transaction or series of related transactions involving a merger or consolidation, or sale, conveyance or disposal of all or substantially of the assets, unless the majority of the voting power in the surviving entity is substantially similar to that before the transaction with substantially the same rights, preferences, privileges and restrictions;

•	modify the rights preferences, privileges and restrictions so as to adversely affect the Preferred Stock;

•	increase the total number of authorized shares of Preferred Stock;

•	authorize or issue, or obligate to issue, any other equity security having a preferences over, or on a parity with the Preferred Stock with respect to dividends, liquidation, redemption or voting;

•	redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock except as indicated, including the repurchase of shares from employees, directors and officers, and existing contractual rights;

•	declare or pay any dividend on the Common Stock, other than a dividend payable solely in Shares of Common Stock; and

•	amend the Certificate of Incorporation or Bylaws.

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Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Series A Preferred Stock and Series T Preferred Stock are entitled to liquidation preference superior Series Seed Preferred Stock. Collectively, holders of Preferred Stock are entitled to a liquidation preference superior to holders of Common Stock. Liquidation distributions will be first paid to holders of Series A Preferred Stock and Series T Preferred Stock, who will be paid ratably with each other in proportion to their liquidation preference. Holders of Series T Preferred Stock will receive an amount for each share equal to $2.93333 per share of Series T Preferred Stock, adjusted for any stock splits (other than the stock split in 2020), reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”), plus all declared and unpaid dividends and holders of Series A Preferred Stock will receive an amount for each share equal to $.57273 per share of Series A Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. The distributions will then go to holders of Series Seed Preferred Stock, who will receive an amount for each share equal to $0.16667 per share of Series Seed Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. Finally, distributions will be payable ratably to holders of Common Stock and Preferred Stock on an as-converted basis. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Series A Preferred Stock and Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably first among the holders of the Series A Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive, and then any remaining amounts to Series Seed Preferred Stock in proportion to the full preferential amounts which they would otherwise be entitled to receive.

Conversion Rights

Preferred Stock is convertible into Common Stock voluntarily and automatically. Each share of Preferred Stock is convertible at the option of the holder of the share at any time prior to the closing of a liquidation event. Each share of Preferred Stock is currently convertible into one share of Common Stock, but such conversion rate may be adjusted pursuant to the anti-dilution rights of the Preferred Stock set forth in Section 3(d) of the Sixth Amended and Restated Certificate of Incorporation.

Additionally, each share of the Preferred Stock will automatically convert into Common Stock (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 where the per share offering price is at least the minimum share price (as adjusted for Recapitalization Events) and our aggregate proceeds are greater than or equal to $15,000,000 or (ii) by a vote by a majority of holders of Preferred Stocks. The “minimum share price” is $2.86333 for shares of Series Seed Preferred Stock and shares of Series A Preferred Stock and $2.93333 for shares of Series T Preferred Stock. Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

Drag Along Rights

Holders of Preferred Stock are subject to a drag-along provision, pursuant to which each holder of Preferred Stock agrees that, in the event that the company’s Board, the holders of a majority of the company’s voting stock vote, and the holders of a majority of Common Stock issued or issuable upon conversion of Preferred Shares vote in favor of a sale of the company, then such holder of Preferred Stock and Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks), Marks Irrevocable Trust, The Ronald David Miller Trust U/A 08/04/2020 (Ron Miller) ) and The Lee Miller Trust UA 09/05/2020 (Lee Miller) (each a “Key Holder”) will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required. The drag-along provision is set forth in the Amended and Restated Investors’ Rights Agreements for holders of Series A Preferred Stock and Series Seed Preferred Stock and in their respective subscription agreements for holders of Series T Preferred Stock.

Right of First Refusal, Participation and Tag Along Rights

Under the Amended and Restated Investors’ Rights Agreement (for holders of Series A Preferred Stock and Series Seed Preferred Stock) and under the Subscription Agreement (for holders of Series T Preferred Stock), holders of at least 300,000 shares of Preferred Stock (as adjusted for recapitalization events) at the time of the event are entitled to a right of first refusal if we propose to issue new shares of capital stock (subject to certain exceptions). Holders of Common Stock and holders of fewer than 300,000 shares of Preferred Stock do not enjoy such rights. All holders of Series A Preferred Stock and Series Seed Preferred Stock are entitled to tag along rights if any Key Holder proposes to sell any of their respective holdings. All holders of Preferred Stock are entitled to participation rights in certain future offerings.

37

Item 12. Indemnification of Directors and Officers.

Our Certificate of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Our Certificate of Incorporation states that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. The company is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in Sections 204 and 317 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its stockholders, to the extent the Corporation is subject to those provisions pursuant to Section 2115 of the California Corporations Code.

The bylaws state that the company shall, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the company.

Item 13. Financial Statements and Supplementary Data.

The financial statements of the company appear at the end of this report beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

(a) Dismissal of Independent Accounting Firm

On March 15, 2022, the board of directors (the “Board”) of StartEngine Crowdfunding, Inc. approved and ratified the appointment of Borgers & Associates LLC (“Borgers”) as the company’s independent accounting firm for the fiscal year ending December 31, 2021. In connection with its selection of Borgers, the Board ratified the change in auditor from its former independent accounting firm, dbbmckennon (“dbbmckennon”).

dbbmckennon’s audit reports on the company’s financial statements for the fiscal years ended December 31, 2020 and December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to any uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2020 and December 31, 2019 and through the subsequent date of dismissal, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the company and dbbmckennon on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to dbbmckennon’s satisfaction, would have caused dbbmckennon to make reference to the matter in their report. During the fiscal years ended December 31, 2020 and December 31, 2019 and through the subsequent date of dismissal there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The company provided dbbmckennon with a copy its Current Report on Form 1-U and requested that it provide the company with a letter addressed to the SEC indicating whether or not dbbmckennon agrees with the disclosures contained herein and, if not, the respects in which it is not in agreement. A copy of dbbmckennon’s letter, dated March 16, 2022 was filed as Exhibit 9.1 to the Current Report on Form 1-U.

(b) Appointment of Independent Accounting Firm

On March 15, 2022, the Board approved and ratified the appointment of Borgers as the company’s new independent accounting firm. Neither the company nor anyone acting on its behalf has consulted with Borgers regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that Borgers concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” (as each term is defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

38

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.

Our unaudited consolidated financial statements for the three months ended March 31, 2022 and 2021 appear at the end of this Registration Statement on pages F-1 though F-18.

Our audited consolidated financial statements for the years ended December 31, 2021 and 2020 appear at the end of this Registration Statement on pages F-19 though F-42.

(b)	Exhibits

The documents listed in the Exhibit Index of this Registration Statement are incorporated by reference or are filed with this Registration, in each case as indicated below.

Exhibit No.	Title of Document
3.1	Sixth Amended and Restated Certificate of Incorporation (1)
3.2	Amended and Restated Bylaws (2)
4.1	Second Amended and Restated Investors’ Rights Agreement (3)
10.1	2015 Equity Incentive Plan (2)
10.2+	Employment Agreement effective as of January 1, 2022 (Howard Marks) (4)
16.1	Letter from dbbMcKennon (5)
21.1	Subsidiaries of the company (6)

+	Management contract or compensatory plan or arrangement.

(1)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11487)

(2)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10862)

(3)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11177)

(4)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11806)

(5)	Filed as an exhibit to the StartEngine Crowdfunding, Inc. Form 1-U filed on March 16, 2022

(6)	Filed as an exhibt to StartEngine Crowdfunding, Inc.’s Amendment No. 1 to the Registration Statement on Form 10 filed on June 6, 2022.

39

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

STARTENGINE CROWDFUNDING, INC.
(Registrant)

Date: August 3, 2022	By:	/s/ Howard Marks
Howard Marks
CEO

40

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED BALANCE SHEETS

(Unreviewed and Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash	$15,900,270	$21,000,367
Marketable securities	1,856	1,856
Accounts receivable, net of allowance	1,766,747	1,477,887
Other current assets	4,106,983	3,483,129
Total current assets	21,775,856	25,963,239

Property and equipment, net	59,340	57,541
Investments - warrants	1,329,754	1,130,133
Investments - stock	4,556,566	3,923,788
Investments - Collectibles	3,287,897	1,926,394
Investments - Real Estate	2,136,628	2,136,628
Intangible assets	20,000	20,000
Other assets	86,723	50,000
Total assets	$33,252,764	$35,207,722

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$181,452	$573,840
Accrued liabilities	1,915,221	2,607,420
Deferred revenue	3,391,930	4,111,829
Total current liablities	5,488,603	7,293,089

Total liablities	5,488,603	7,293,089

Commitents and contingencies

Stockholders' equity:
Series A Preferred Stock, par value $0.00001, 10,350,000 shares authorized, 9,272,044 and 9,272,044 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectfully, liquidation preference of $5,310,409 and $5,310,409 at March 31, 2022 and December 31, 2021, respecfully.	5,286,667	5,286,667
Series T Preferred Stock, par value $0.00001, 4,950,000 shares authorized, 482,211 and 482,211 shares issued and outstanding at March 31, 2022 and 2021, respectively, liquidation preference of $1,414,486 and $1,414,486 at March 31, 2022 and December 31, 2021, respectively.	983,852	983,852
Series Seed Preferred Stock, par value $0.00001, 10,650,000 shares authorized, 10,247,938 and 10,247,938 and shares issued and outstanding at March 31, 2022 and December 31, 2021, respectfully, liquidation preference of $1,707,990 and $1,707,990 at March 31, 2022 and December 31, 2021, respectively.	1,707,990	1,707,990
Common stock, par value $0.00001, 75,000,000 shares authorized, 32,873,120 and 32,865,193 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	328	328
Additional paid-in capital	41,244,720	39,246,724
Subscription Receivable	(367,831)	(367,831)
Noncontrolling interest	(13,251)	(4,127)
Accumulated deficit	(21,078,313)	(18,938,967)
Total stockholders' equity	27,764,161	27,914,633
Total liabilities and stockholders' equity	$33,252,764	$35,207,722

See accompanying notes to unaudited consolidated financial statements

F-1

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unreviewed and Unaudited)

	Period Ended March 31,
	2022	2021
Revenues	$7,760,806	$5,699,274

Cost of revenues	2,004,545	854,114

Gross profit	5,756,261	4,845,160

Operating expenses:
General and administrative	3,363,298	1,526,465
Sales and marketing	3,367,944	1,778,525
Research and development	1,236,726	441,081
Total operating expenses	7,967,968	3,746,071

Operating income (loss)	(2,211,707)	1,099,089

Other expense (income), net:
Other expense (income), net	(59,290)	41,072
Total other expense (income), net	(59,290)	41,072

Income (loss) before provision for income taxes	(2,152,417)	1,058,017

Provision for income taxes	5,174	600

Net income (loss)	(2,157,592)	1,057,417
Less: net loss attributable to noncontrolling interest	(9,124)	(8,979)
Net Income (loss) attributable to stockholders	$(2,148,468)	$1,066,396

Weighted average loss per share - basic	$(0.07)	$0.03
Weighted average loss per share - diluted	$(0.07)	$0.02
Weighted average shares outstanding - basic	32,869,157	30,519,266
Weighted average shares outstanding - diluted	32,869,157	56,792,153

See accompanying notes to unaudited consolidated financial statements

F-2

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unreviewed and Unaudited)

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Accumulated Other	Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Comprehensive Loss	Interest	Deficit	Total
Balance at December 31, 2020	9,762,783	5,566,473	497,439	1,014,922	10,650,000	1,775,000	30,508,476	305	32,526,503	-	-	(40,041)	(17,872,540)	22,970,622
Sale of common stock	-	-	-	-	-	-	21,580	-	154,970	-	-	-	-	154,970
Offering costs	-	-	-	-	-	-	-	-	(61,530)	-	-	-	-	(61,530)
Stock compensation expense	-	-	-	-	-	-	-	-	100,017	-	-	-	-	100,017
Noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	8,979	(8,979)	-
Net income	-	-	-	-	-	-	-	-	-	-	-	-	1,057,417	1,057,417
Balance at March 31, 2021	9,762,783	5,566,473	497,439	1,014,922	10,650,000	1,775,000	30,530,056	305	32,719,960	-	-	(31,063)	(16,824,102)	24,221,496

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Accumulated Other	Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Comprehensive Loss	Interest	Deficit	Total
Balance at December 31, 2021	9,272,044	5,286,667	482,211	983,852	10,247,938	1,707,990	32,865,193	328	39,246,724	(367,831)	-	(4,127)	(18,938,969)	27,914,633
Exercise of stock options	-	-	-	-	-	-	7,927	-	18,521	-	-	-	-	18,521
Stock compensation expense	-	-	-	-	-	-	-	-	1,979,475	-	-	-	-	1,979,475
Noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(9,124)	9,124	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(2,148,468)	(2,148,468)
Balance at March 31, 2022	9,272,044	5,286,667	482,211	983,852	10,247,938	1,707,990	32,873,120	328	41,244,720	(367,831)	-	(13,251)	(21,078,313)	27,764,161

See accompanying notes to unaudited consolidated financial statements

F-3

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unreviewed and Unaudited)

	Period Ended March 31,
	2022	2021
Cash flows from operating activities:
Net Income (loss)	$(2,148,468)	$1,066,396
Adjustments to reconcile net loss to net cash used in operating activites:
Depreciation	3,272	982
Bad debt expense	64,078	-
Fair value of warrants received for fees	(199,621)	-
Fair value of investments - other received for fees	(632,778)	(444,080)
Stock-based compensation	1,979,475	100,017
Changes in operating assets and liabilites:
Accounts receivable	(362,062)	8,891
Other current assets	(651,453)	(1,495,220)
Accounts payable	(392,388)	44,807
Accrued liabilities	(692,199)	293,837
Deferred revenue	(719,899)	1,183,360
Net cash (used in) provided by operating activities	(3,752,043)	758,990

Cash flows from investing activities:
Investments - Collectibles	(1,361,503)	-
Investments - Real Estate	-	(60,000)
Purchase of Intangible Assets	-	-
Purchase of property and equipment	(5,071)	-
Net cash (used in) provided by investing activities	(1,366,575)	(60,000)

Cash flows from financing activities:
Proceeds from sale of common stock	-	154,970
Offering costs	-	(61,530)
Proceeds from exercise of employee stock options	18,521	-
Net cash provided by financing activities	18,521	93,440

(Decrease) increase in cash and restricted cash	(5,100,097)	792,430
Cash and restricted cash, beginning of period	21,000,367	18,539,383
Cash and restricted cash, end of period	$15,900,270	$19,331,813

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$5,174	$600

See accompanying notes to unaudited consolidated financial statements

F-4

STARTENGINE CROWDFUNDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unreviewed and Unaudited)

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc. and changed to the current name on May 8, 2014. The consolidated financial statements of StartEngine Crowdfunding, Inc. (the "Company" are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Burbank, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, StartEngine Assets LLC and StartEngine Primary LLC. StartEngine Capital LLC is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Assets LLC was formed in 2020 to buy, hold and manage assets in various asset classes such as real estate, automobiles, luxury goods and royalty-producing intangible assets. StartEngine Primary LLC was formed in October 2017 and received approval to operate as a registered broker-dealer in July 2019. On April 16, 2020, StartEngine Primary LLC received approval to operate as an alternative trading system. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Stock Split

On July 7, 2021, StartEngine Crowdfunding Inc. split its designated “Common Stock” and “Preferred Stock” on a 3 for 1 basis. The total number of shares of Common Stock that the Company is authorized to issue was increased to 75,000,000 shares after the split. The total number of shares of Preferred Stock that the Company is authorized to issue was increased to 25,950,000 after the split. Accordingly, all share and per share amounts for all periods presented in the consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act, which created new rules for Regulation A, and increased since then with the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a relatively new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still in the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments in those campaigns is sufficient for revenues derived from those campaigns to cover its costs. These factors could indicate substantial doubt about the Company’s ability to continue as a going concern.

The Company has cash and cash equivalents of approximately $16 million, which its managements believes will cover losses for the foreseeable future. The Company’s management believes that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

F-5

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, and in accordance with the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all information and disclosures required by GAAP for complete financial statement presentation. In the opinion of management, the accompanying condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations for the interim periods presented. Results for the interim periods presented, are not necessarily indicative of the results to be expected for the full year. These interim unaudited consolidated financial statements should be read in conjuncture with our audited financial statements as of and for the year ended December 31, 2021, included in our Form 10.

Principles of Consolidation

The consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC and StartEngine Assets LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Significant estimates include the value of marketable securities, the value of stock and warrants received as compensation and collectability of accounts receivable. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2022. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

Level 1

Investments: Marketable securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets

F-6

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public company.

Level 3

Investments – stock: The fair value of investments in stock of private companies is based on the cost method, less adjustments for impairment. The initial fair value is based on the cash selling price of the stock sold to third parties. In determining if impairment is present the Company may consider a range of factors including, but not limited to, the price at which the investment was acquired, the term and nature of the investment, market conditions, values for comparable securities, the current and projected operating performance if known, and/or exit strategies and financing transactions subsequent to the acquisition of the investment. The significant unobservable inputs used in the fair value measurement include the information about each portfolio company, including actual and forecasted results, cash position, recent or planned transactions and market comparable companies.

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates, and volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants, the fair value of the underlying stock is an unobservable input consistent with Investment - stocks noted above. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of March 31, 2022:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$15,900,270	$-	$-	$15,900,270
Marketable securities	-	1,856	-	1,856
Investments - stock	-	-	4,556,566	4,556,566
Investments - warrants	-	-	1,329,754	1,329,754
	$15,900,270	$1,856	$5,886,320	$21,788,446

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of December 31, 2021:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$21,000,367	$-	$-	$21,000,367
Marketable securities	-	1,856	-	1,856
Investments - stock	-	-	3,923,788	3,923,788
Investments - warrants	-	-	1,130,132	1,130,132
	$21,000,367	$1,856	$5,053,920	$26,056,143

F-7

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value for the year ended March 31, 2022 and 2021:

Investments-
Warrants
Fair value at December 31, 2021	1,088,067
Receipt of warrants	241,687
Change in fair value of warrants	-
Fair value at March 31, 2022	$1,329,754

The following range of variables were used in valuing Level 3 warrant assets during the year ended March 31, 2022 and 2021:

	2022	2021
Expected life (years)	1 - 2.5	1 - 2.5
Risk-free interest rate	0.1% - 0.9%	0.1% - 0.9%
Expected volatility	30% - 225%	30% - 225%
Annual dividend yield	0%	0%
Underlying share values	$0.30 – 100.00	$0.30 – 100.00
Strike Prices	$0.30 – 100.00	$0.30 – 100.00

The following table presents additional information about transfers in and out of Level 3 assets for the year ended March 31, 2022 and 2021, as it relates to Investments - stock:

Investments-
Stock
Fair value at December 31, 2021	3.962.886
Receipt of stock	593,680
Change in fair value of Stock	-
Fair value at March 31, 2022	$4,556,566

For both Investments – Stock and Investments – Warrants, the primary and most significant unobservable input relates to the underlying share value of the issuers for which we receive stock or warrants. In all cases, there were sales of the stock to the public through Regulation Crowdfunding, Regulation A, or a Regulation D funding mechanism, but such sales are often not to the level that an active market existed or exists. After the sales, such shares are often illiquid, and a change in valuation is often difficult to determine due to the lack of information available. Information regarding these unobservable inputs could correspondingly change the value of these assets.

For warrants, the Company also adjusts the expected life of certain warrants to account for potential liquidation events, as well as doubts regarding the ability for the issuer companies to continue as a going concern. We may apply marketability discounts to private company warrants to account for a general lack of liquidity of 20% due to the private nature of the associated underlying company. The quantitative measure used is based upon various models. Significant judgment is required by Management in selecting unobservable able inputs, and accordingly a change in the assumptions used for the valuation could cause the value to be significantly different. In general, increases in underlying share prices, expected life and volatility, increase the value of the warrants, whereas decreases would reduce the value.

F-8

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of March 31, 2022 and December 31, 2021 was $283,138 and $347,216, respectively. Bad debt expense for the three months ended March 31, 2022 and 2021 was $64,078 and $0, respectively.

As of March 31, 2022 the company had accounts receivable over 90 days totaling $388,657.

Investment Securities

Marketable Securities

Our marketable securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported as a component of other income, net in the accompanying consolidated statements of operations.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership, power to control and the legal structure of the subsidiary making the investment. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

Investments – Warrant Assets

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheet at the time they are obtained, and remeasured each reporting period.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized upon receipt.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our consolidated balance sheets and as a component of operating expenses on our consolidated statements of operations.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to marketable securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as marketable securities (provided they do not have a significant restriction from sale). The shares in private companies without an active trading market are classified as non-marketable securities.

F-9

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed each reporting period. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

•	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

•	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

•	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

•	The expected remaining life of the warrants in each financial reporting period.

•	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

Investments - Stock

In connection with negotiated platform fee agreements, the Company obtains shares of stock in its customers. Our accounting for investment our customers stock depends on several factors, including the level of ownership, and power to control. We base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting. As the stock received from customers have no readily determinable fair values and generally represent small amounts of ownership in our customers, the Company accounts for this stock received using the cost method, less adjustments for impairment in accordance with ASC 321-10-35-2. During the three-months ended March 31, 2022 and 2021, the Company received stock with a cost of $632,778 and $601,777, respectively, as payment for fees. During the three-months ended March 31, 2022 and 2021, impairment expense related to shares received amounted to $0 and $0, respectively.

Investments – Collectibles

The Company, through its subsidiary, purchases collectibles including art, wine, memorabilia, and other collectible assets, and are recorded at cost. The cost of the underlying asset includes the purchase price, including any deposits for the underlying asset and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the underlying assets.

The Company treats the underlying assets as long-lived assets, and the underlying assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The underlying assets are purchased by our subsidiary, StartEngine Assets, LLC, (the “Administrative Manager”) and sold to our Series LLC subsidiary collectible funds for cash or a promissory note. The Series uses the proceeds of the offering to pay off the note. Acquisition expenses are typically paid for in advance by the Administrative Manager and are reimbursed by the Series from the proceeds of the offering in accordance with the offering circular. All such transactions are eliminated in consolidation.

F-10

The below is a breakdown of the types of collectibles and their value held as of March 31, 2022:

	Period Ended March 31,	Period Ended December 31,
	2022	2021
Wine	$414,155	$208,123
Trading Cards	939,271	939,271
Artwork	1,285,449	779,000
Comic Books	464,026	-
NFT	47,868	-
Watches	137,128	-

Total collectibles	$3,287,897	$1,926,394

Crypto Assets

The Company holds crypto-denominated assets (“crypto assets”), which are included as other current assets in the balance sheets. As of March 31, 2022 and December 31, 2021, cryptocurrencies were $36,833 and $0, which included one bitcoin and is recorded at cost less impairment.

Investments – Real Estate

Investments in real estate are stated at cost less accumulated depreciation and presented separately from Property and Equipment used for internal operating purposes. Real Estate purchased for investment includes the cost of the purchased property, including the building, related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5-39 years depending on the use of the building. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations.

StartEngine has invested $2,136,628 into one residential apartment building in California as of March 31, 2022.

Noncontrolling Interest

The Company presents third party minority interests in subsidiaries in accordance with ASC 810, Consolidation. Under that topic, such minority interests are presented on the Company’s balance sheet within the equity section as noncontrolling interest.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $0 and $61,530 were charged to stockholders’ equity during the three-months ended March 31, 2022 and 2021, respectively.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. ASC 606 contains a framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation.

F-11

The Company recognizes revenues from Regulation A and Regulation D platform fees at an agreed-upon rate. In 2021 the rate was a percentage of the capital raised. Platform fees are paid to the Company from customers’ escrow accounts. For certain Regulation A offerings, the Company earns a portion of its platform fees in warrants or shares. The grant date fair values of shares and warrants received are recognized as revenue when earned. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign.

Revenues from Regulation Crowdfunding platform fees are recognized at an agreed-upon rate based on the amount invested in an offering. Platform fees are due upon the disbursement of funds from escrow and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign.

The Company provides marketing services branded under the name “StartEngine Premium.”. The Company invoices for these services upon an issuer launching a campaign. If the campaign fails to launch, no amounts are due.

The Company provides transfer agent services branded under the name “StartEngine Secure” through its registered transfer agent subsidiary, StartEngine Secure, LLC. The company enters into an agreement with issuers for an annual term that commences from the date the issuers Regulation Crowdfunding or Regulation A offering launches. The transfer agent services represent a single performance obligation and is deferred over 12 months which is the period over which the Company’s performance obligations are to be satisfied. Fees for transfer agent services are charged based on a per investor basis, subject to certain maximums. The Company, may also invoice customers for ancillary services such as but not limited to: recording of stock splits, change of address, or other services. These services are provided and earned at a point-in-time based on defined amounts in the agreement. Payment for StartEngine Secure services are generally paid via customers’ escrow account, in full, during the initial year and billed to the client for cash payment for subsequent years if the customer does not have a follow-on offering or to the extent amounts in escrow are not sufficient. There are no significant judgments related to this revenue stream.

The Company previously offered campaign advertising services branded under the name “StartEngine Promote.” Under these services, we assist issuer campaigns through creating, designing, purchasing and organizing media across digital marketing channels. Promote services represent a single performance obligation. The term of the services commences upon the agreement being signed and through the closing of the related campaign. The revenues are earned based on a percentage of additional investments attributable to the campaign advertising services, and invoiced monthly to the issuer throughout the campaign. The company may also earn a commission on placing television advertisements on behalf of the issuer. StartEngine Promote fees are charged to the issuers and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered. There are no significant judgments related to this revenue stream. The Company has ceased conducting these services in 2022.

In 2020, the company introduced the StartEngine OWNers bonus program. The general public can become members of the StartEngine OWNers bonus program on StartEngine's website for $275 per year. The OWNers Bonus entitles members to 10% bonus shares on all investments they make in offerings on StartEngine where the issuer chooses to participate in the program.   Issuers using our broker-dealer and funding portal services can choose to participate in our OWNers bonus program with respect to the offerings they are making under Regulation A or Regulation CF. Those issuers will grant bonus shares in their offerings to members of the StartEngine OWNers bonus program. The bonus shares are included in the offering statements filed with the SEC, and therefore offered and sold in reliance on Regulation A or Regulation CF, respectively. The OWNers program provides member priority access to certain collectibles being offered through one of our subsidiary Series LLC offerings, notification of new bonus eligible launches and the ability to move to the front of the line on investment waitlists, and lower trading fees on StartEngine Secondary. The Company recognizes the revenue associated with memberships over 12 months, which is the term of the membership. There are no significant judgments related to this revenue stream. Such revenues are included in Other service revenues noted below.

The Company hosts periodic events, such as summits, and recognizes revenues from ticket sales and sponsorships. Payments from event attendees and event sponsors received prior to each event are deferred and recognized in revenue once the event occurs.

F-12

The Company also provides other ancillary bundled professional services, which are recognized as such services are rendered.

In all instances, as a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company’s contracts with customers generally have a term of one year or less. As of March 31, 2022 and 2021, the Company had deferred revenue of $3,391,930 and $1,941,110, respectively, related to performance obligations yet to be fulfilled. The Company had no other customer contract assets.

During the three-months ended March 31, 2022 and 2021, revenue was made up of the following categories associated with the above described services:

	Period Ended March 31,	Period Ended March 31,
	2022	2021
Regulation Crowdfunding platform fees	$2,829,372	$3,031,109
Regulation A commissions	2,565,462	1,726,668
StartEngine Premium	600,000	370,000
StartEngine Secure	180,429	146,622
StartEngine Promote	-	108,598
OWNers Bonus revenue	1,365,952	281,516
Other service revenue	219,591	34,761

Total revenues	$7,760,806	$5,699,274

F-13

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the year ended March 31, 2022 and 2021, research and development costs were $1,236,726 and $432,535, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The company recognized a significant increase in Stock-Based Compensation year over year as both the fair value grant and the employee count increased, further increasing the options granted.

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the period. Options and convertible preferred stock which are common stock equivalents are not included in the diluted earnings per share calculation for the year ended March 31, 2022 as the effects would be anti-dilutive. See Note 6 for outstanding stock-options as of March 31, 2022. The weighted average shares outstanding – diluted is calculated as follows for the period ended March 31, 2021:

March 31, 2021
Weighted average shares outstanding - basic	30,519,266
Preferred shares	20,910,222
Stock options	5,362,665
Weighted average shares outstanding - diluted	56,792,153

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

At times, the Company may have certain vendors or customers that make up over 10% of the balance at any given time. However, the Company is not dependent on any single or group of vendors or customers, and accordingly, the loss of any such vendors or customers would not have a significant impact on the Company’s operations.

F-14

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Marketable Securities

Marketable securities consisted of the following as of March 31, 2022 and 2021:

	March 31, 2022	December 31, 2021
Common stock	$1,856	$1,856
	$1,856	$1,856

There was no realized or unrealized gains or losses during the three months ended March 31, 2022 and 2021.

Investments – Warrant Assets

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned in accordance with revenue recognition criteria and again at each reporting date.

Investments – Stock

Investments - stock, as described in Note 2, consist of shares the Company holds in various companies that launched on its platform received in exchange for services provided. The shares are recorded at cost less any impairment.

NOTE 4 – PROPERTY AND EQUIPMENT

As of March 31, 2022 and 2021, property and equipment consisted of the following:

	March 31, 2022	December 31, 2021
Computer equipment	$77,430	$72,358
Software	3,753	3,753
Total property and equipment	81,183	76,111
Accumulated depreciation	(21,843)	(18,571)
	$59,340	$57,540

F-15

Depreciation expense for the three-months ended March 31, 2022 and 2021 was $3,272 and $982, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company is currently not involved with and does not know of any pending or threatening litigation against the Company or any of its officers.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

As of March 31, 2022, the Company had authorized the issuance of 8,650,000 shares of preferred stock with par value of $0.00001. Of these authorized shares, 3,450,000 were designated as Series A Preferred Stock (“Series A”), 1,650,000 were designated as Series T Preferred Stock (“Series T”), and 3,550,000 were designated as Series Seed Preferred Stock (“Series Seed”).

As described in Note 1, concurrently with a stock split on July 7, 2021, the Company has authorized the issuance of 25,950,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares, 10,350,000 are designated as Series A, 4,950,000 are designated as Series T, and 10,650,000 are designated as Series Seed.

Series A Preferred Stock

The Series A has liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series A shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series T in proportion to its respective liquidation preference. Holders of Series A will receive an amount equal to $0.5727 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as-converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $2.86 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series T Preferred Stock

The Series T have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series T shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series A in proportion to its respective liquidation preference. Holders of Series T will receive an amount equal to $2.93 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series T votes on an as-converted basis. The Series T is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series T is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $2.93 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series T has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

F-16

During the year ended December 31, 2020, the Company sold 67,500 shares of Series T Preferred Stock for $200,000.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series Seed shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, after any payment made to Series A and Series T, but before any payment is made to the Company’s common stock, an amount equal to $0.1667 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of Series A and Series T first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as-converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, converts the offer and sale of common stock at an offering price of not less than $2.86 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Common Stock

As of March 31, 2022 we had authorized the issuance of 25,000,000 shares of our common stock with par value of $0.00001. As described in Note 1, concurrently with a stock split, we increased the authorized shares of common stock to 75,000,000.

During the period ended March 31, 2021, the Company sold 21,580 shares of common stock through its Regulation A offering for gross proceeds of $154,970 and incurred offering costs of $61,530.

Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 7,590,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

The Company valued options granted under the 2015 Plan under ASC 718 using the Black-Scholes pricing model. The granted options in 2022 and 2021 have exercise prices ranging from $13.50 to $4.33, generally vest over four years and expire in ten years. The stock options granted during the three months ended March 31, 2022 and 2021 were valued using the Black-Scholes pricing model using the range of inputs as indicated below:

	2022	2021
Expected life (years)	7	7
Risk-free interest rate	0.72% - 3.22%	0.5% - 1.8%
Expected volatility	57.8%	57.8%
Annual dividend yield	0%	0%

F-17

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

A summary of the Company’s stock option activity and related information is as follows.

			Weighted- Average
		Weighted-	Remaining
		Average	Contractual
		Exercise	Life
	Options	Price	(Years)
Outstanding at December 31, 2021	7,079,833	$2.36	6.90
Granted	1,162,500	13.50
Exercised	(7,927)	2.33
Forfeited/cancelled	(60,000)	13.50
Outstanding at March 31, 2022	8,174,406	$4.10	6.89
Vested and expected to vest at March 31, 2022	8,174,406	$4.10	6.89
Exercisable at March 31, 2022	4,174,159	$1.31	5.65

The weighted average grant date fair values of options granted during the years ended March 31, 2022 and 2020 were $8.25 and $2.11 per option, respectively. The Company’s fair market value is based on the offering price in its Regulation A offerings at the time of grant. During the period ended March 31, 2022 and 2020, employees exercised their vested options to purchase 7,927 and 0 shares of common stock, and the Company received aggregate exercise proceeds of $18,521 and $0, respectively. The intrinsic value of the options exercised was $107,015 and $0 during the three-months ended March 31, 2022 and 2021, respectively.

Stock option expense for the periods ended March 31, 2022 and 2021 was $1,979,475 and $100,017, respectively, and are included within the consolidated statements of operations as follows:

	2022	2021
Cost of revenues	$192,795	$10,081
General and administrative	698,115	24,519
Sales and marketing	918,577	56,871
Research and development	169,988	8,546
Total	$1,979,475	$100,017

At March 31, 2022, the total compensation cost related to nonvested awards not yet recognized was approximately $23,805,132 and the weighted-average period over which the total compensation cost related to nonvested awards not yet recognized is expected to be recognized is 3.25 years.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after March 31, 2022 through July 27, 2022. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

F-18

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of StartEngine Crowdfunding, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of StartEngine Crowdfunding, Inc. (the "Company") as of December 31, 2021, the related statement of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Restatement of Financial Statements

As discussed in Note 1 to the financial statements, based on comments received from the Securities and Exchange Commission, the Company discovered certain classification errors in previously reported financial statements for the year ended December 31, 2021. The Company’s management conducted an investigation with independent third-party consultants and the Company’s independent auditors. As a result of this investigation, the Company determined that several accounts required reclassification to be in accordance with US GAAP. In addition, certain footnotes to such financial statements were required as a result of such changes. Accordingly, the 2021 financial statements have been restated to correct the reclassifications and related disclosures.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2021

Lakewood, CO

August 3, 2022

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of StartEngine Crowdfunding, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of StartEngine Crowdfunding, Inc. and subsidiaries (collectively the “Company”) as of December 31, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of StartEngine Primary, LLC, a wholly-owned subsidiary, which statements reflect total revenues consisting of 31.4 percent of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for StartEngine Primary, LLC, is based solely on the report of the other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor from 2017 to 2022
Newport Beach, California
June 24, 2021, except for the effects of the stock split discussed in Note 1 to the consolidated financial statements, as to which the date is July 12, 2021

F-20

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED BALANCE SHEETS

	December
	31,	December
	2021	31,
	(as restated)	2020
Assets
Current assets:
Cash and cash equivalents	$21,000,367	$18,539,383
Marketable securities	1,856	4,054,542
Accounts receivable, net of allowance	1,477,887	751,633
Other current assets	3,483,129	395,463
Total current assets	25,963,239	23,741,021

Property and equipment, net	57,541	7,986
Investments – warrant assets	1,130,133	431,190
Investments – stock	3,923,788	1,047,537
Investments – Collectibles	1,926,394	-
Investments – Real Estate	2,136,628	-
Intangible assets	20,000	20,000
Other assets	50,000	43,200

Total assets	$35,207,722	$25,290,934

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$573,840	$346,145
Accrued liabilities	2,607,420	1,216,417
Deferred revenue	4,111,829	757,750
Total current liabilities	7,293,089	2,320,312

Total liabilities	7,293,089	2,320,312

Commitments and contingencies

Stockholders’ equity:
Series A Preferred Stock, par value $0.00001, 10,350,000 shares authorized, 9,272,044 and 9,762,783 shares issued and outstanding at December 31, 2021 and 2020, respectfully, liquidation preference of $5,310,409 and $5,591,471 at December 31, 2021 and 2020, respectfully.	5,286,667	5,566,473
Series T Preferred Stock, par value $0.00001, 4,950,000 shares authorized, 482,211 and 497,439 shares issued and outstanding at December 31, 2021 and 2020, respectively, liquidation preference of $1,414,486 and $1,459,154 at December 31, 2021 and 2020, respectively.	983,852	1,014,922
Series Seed Preferred Stock, par value $0.00001, 10,650,000 shares authorized, 10,247,938 and 10,650,000 and shares issued and outstanding at December 31, 2021 and 2020, respectfully, liquidation preference of $1,707,990 and $1,775,000 at December 31, 2021 and 2020, respectively.	1,707,990	1,775,000
Common stock, par value $0.00001, 75,000,000 shares authorized, 32,865,193 and 30,508,476 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	328	305
Additional paid-in capital	39,246,724	32,526,503
Subscription Receivable	(367,831)	-
Noncontrolling interest	(4,127)	(40,041)
Accumulated deficit	(18,938,967)	(17,872,540)
Total stockholders’ equity	27,914,633	22,970,622
Total liabilities and stockholders’ equity	$35,207,722	$25,290,934

See accompanying notes to audited consolidated financial statements

F-21

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021 (as restated)	2020
Revenues	$29,078,030	$12,574,218
Cost of revenues	5,888,893	3,406,397
Gross profit	23,189,137	9,167,821
Operating expenses:
General and administrative	8,869,653	5,170,697
Sales and marketing	11,832,183	5,177,254
Research and development	3,132,996	1,309,444
Change in fair value of warrants received for fees	129,357	29,010
Impairment in value of shares received for fees	314,261	51,231
Total operating expenses	24,278,450	11,737,636
Operating loss	(1,180,173)	(2,569,815)
Other expense (income), net:
Other expense (income), net	(113,748)	35,973
Total other expense (income), net	(113,748)	35,973
Loss before provision for income taxes	(975,565)	(2,605,788)
Provision for income taxes	90,863	18,612
Net loss	(1,066,429)	(2,624,401)
Less: net loss attributable to noncontrolling interest	(35,914)	(40,041)
Net loss attributable to stockholders	$(1,030,515)	$(2,584,360)
Weighted average loss per share – basic and diluted	$(0.03)	$(0.10)
Weighted average shares outstanding – basic and diluted	32,865,193	27,123,576

See accompanying notes to audited consolidated financial statements

F-22

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

											Accumulated
	Series A		Series T		Series Seed				Additional		Other
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Subscription	Comprehensive	Noncontrolling	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Loss	Interest	Deficit	Total
Balance at December 31, 2019	9,762,783	5,566,473	$429,939	814,922	10,650,000	1,775,000	$24,016,413	240	9,740,266	(59,672)	$		(15,288,180)	2,549,049
Sale of common stock	-	-	-	-	-	-	6,413,775	64	22,313,539	59,672	-	-	-	22,373,275
Offering costs	-	-	-	-	-	-	-	-	(1,691,713)	-	-	-	-	(1,691,713)
Exercise of stock options	-	-	-	-	-	-	47,916	1	12,638	-	-	-	-	12,639
Sale of preferred stock	-	-	67,500	200,000	-	-	-	-	-	-	-	-	-	200,000
Stock compensation expense	-	-	-	-	-	-	30,372	-	2,151,773	-	-	-	-	2,151,773
Noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(40,041)	40,041	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(2,624,401)	(2,624,401)
Balance at December 31, 2020	9,762,783	5,566,473	497,439	1,014,922	10,650,000	1,775,000	30,508,476	305	32,526,503	-	-	(40,041)	(17,872,540)	22,970,622
Sale of common stock	-	-	-	-	-	-	1,234,922	12	15,180,987	(367,831)	-	-	-	14,813,168
Offering costs	-	-	-	-	-	-	-	-	(11,471,836)	-	-	-	-	(11,471,836)
Exercise of stock options	-	-	-	-	-	-	213,766	2	128,321	-	-	-	-	128,324
Sale of preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Conversion to Common Stock	(490,739)	(279,806)	(15,228)	(31,070)	(402,062)	(67,010)	908,029	9	377,877	-	-	-	-	-
Stock compensation expense	-	-	-	-	-	-	-	-	2,504,872	-	-	-	-	2,504,871
Noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	35,914	(35,914)	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(1,030,515)	(1,030,515)
Balance at December 31, 2021 (as restated)	9,272,044	$5,286,667	482,211	$983,852	10,247,938	$1,707,990	32,865,193	$328	$39,246,724	$(367,831)	$-	$(4,127)	$(18,938,969)	$27,914,633

See accompanying notes to audited consolidated financial statements

F-23

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021 (restated)	2020
Cash flows from operating activities:
Net loss	$(1,030,515)	$(2,624,401)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,084	3,961
Bad debt expense	118,335	72,282
Fair value of warrants received for fees	(828,300)	(398,273)
Fair value of investments – other received for fees	(3,190,512)	(1,022,971)
Change in fair value of warrant investments	129,357	29,010
Impairment of investments – other received for fees	314,261	51,231
(Gain) loss on marketable securities	-	55,947
Stock-based compensation	2,504,872	2,151,773
Changes in operating assets and liabilities:
Accounts receivable	(844,589)	(38,475)
Other current assets	(3,094,467)	28,036
Accounts payable	227,695	292,335
Accrued liabilities	1,391,002	368,907
Deferred revenue	3,354,079	286,362
Net cash used in operating activities	(942,698)	(744,276)

Cash flows from investing activities:
Purchase of marketable securities	-	(5,034,635)
Sale of marketable securities	4,052,686	1,233,831
Investments – Collectibles	(1,926,394)	-
Investments – Real Estate	(2,136,628)	-
Purchase of property and equipment	(55,639)	(10,074)
Net cash (used in) provided by investing activities	(65,975)	(3,810,878)

Cash flows from financing activities:
Proceeds from sale of common stock	15,180,999	22,310,269
Proceeds from sale of preferred stock	-	200,000
Offering costs	(11,471,836)	(1,691,713)
Subscriptions receivable	(367,831)	59,672
Proceeds from exercise of employee stock options	128,324	15,973
Net cash provided by financing activities	3,469,655	20,894,201

Increase in cash and cash equivalents	2,460,983	16,339,047
Cash and restricted cash, beginning of period	18,539,384	2,200,337
Cash and restricted cash, end of period	$21,000,367	$18,539,384

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$90,863	$12,612

See accompanying notes to audited consolidated financial statements

F-24

STARTENGINE CROWDFUNDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc. and changed to the current name on May 8, 2014. The consolidated financial statements of StartEngine Crowdfunding, Inc. (the “Company” are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Burbank, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, StartEngine Assets LLC and StartEngine Primary LLC. StartEngine Capital LLC is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Assets LLC was formed in 2020 to buy, hold and manage assets in various asset classes such as real estate, automobiles, luxury goods and royalty-producing intangible assets. StartEngine Primary LLC was formed in October 2017 and received approval to operate as a registered broker-dealer in July 2019. On April 16, 2020, StartEngine Primary LLC received approval to operate as an alternative trading system. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Stock Split

On July 7, 2021, StartEngine Crowdfunding Inc. split its designated “Common Stock” and “Preferred Stock” on a 3 for 1 basis. The total number of shares of Common Stock that the Company is authorized to issue was increased to 75,000,000 shares after the split. The total number of shares of Preferred Stock that the Company is authorized to issue was increased to 25,950,000 after the split. Accordingly, all share and per share amounts for all periods presented in the consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act, which created new rules for Regulation A, and increased since then with the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a relatively new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still in the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments in those campaigns is sufficient for revenues derived from those campaigns to cover its costs. These factors could indicate substantial doubt about the Company’s ability to continue as a going concern.

The Company has cash and cash equivalents of approximately $21 million, which its managements believes will cover losses for the foreseeable future. The Company’s management believes that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

F-25

Restatement

During preparation for financial reporting related to the the quarter ended March 31, 2022, and based on comments received from the Securities and Exchange Commission, the Company discovered certain classification errors in previously reported financial statements for the year ended December 31, 2021. The Company’s management conducted an investigation with independent third-party consultants and the Company’s independent auditors. As a result of this investigation, the Company determined that several accounts required reclassification to be in accordance with US GAAP. In addition, certain footnotes to such financial statements were required as a result of such changes. Accordingly, the Company made certain corrections to previously reported financial statements for the year ended December 31, 2021, as more fully described below.

The restatement also includes corrections for other errors identified as immaterial, individually and in the aggregate, to our consolidated financial statements.

Descriptions of Misstatements

(a)	Reclassification of Subscriptions Receivable: In reviewing the company’s escrow account from a prior offering, it was determined that cash received for stock issued was not yet disbursed as of December 31, 2021. Accordingly, the value was reclassified from additional paid-in capital to subscription receivable. The reclassification also caused a change in presentation in the statement of cash flows and statement of stockholders’ equity.

(b)	Reclassification of Allocated Noncontrolling Interest Loss: The Company determined that in calculating its net income for the year, that a portion of the net loss was improperly allocated to the Company, instead of the non-controlling interest. The Company determined that an adjustment was needed to correct the allocations and the amount of net loss applicable to non-controlling interest was reclassified as such. The reclassification also caused a change in presentation in the balance sheet, statement of cash flows and statement of stockholders’ equity.

(c)	Reclassification of Marketable Securities: The Company determined that a money market mutual funds previously disclosed as marketable securities should have been considered a cash equivalent. Accordingly, the value of the mutual fund was adjusted to be included in cash and cash equivalents in the balance sheet. The reclassification also caused a change in presentation in the statement of cash flows.

(d)	Change in fair value of Warrants: The company had previously aggregated the change in fair value of Warrants and the impairment of shares on the Statement of Cash Flows. The company determined that these should each be segregated out to be consistent with the statement of operations descriptions.

Description of Restatement Tables

The following tables present the impact of the restatements on our previously reported consolidated balance sheet, statement of operations, and cash flows for the year ended December 31, 2021. The effects to the consolidated statement of stockholders’ equity has not been presented as such changes are reflected in the totals included in the consolidated balance sheet.

Balance Sheet:

	Year Ended December 31, 2021
	Previously Reported	Adjustment	As Restated
Assets
Current assets:
Cash	$13,920,634	7,079,733	$21,000,367	(c)
Marketable securities	7,081,588	(7,079,733)	1,856	(c)
Total assets	$35,207,722	-	35,207,722
Accrued liabilities	2,607,417	3	2,607,420
Total liablities	7,293,089	3	7,293,089
Additional paid-in capital	38,878,893	367,831	39,246,724	(a)
Subscription Receivable	-	(367,831)	(367,831	) (a)
Total stockholders' equity	27,914,636	(3)	27,914,633
Total liabilities and stockholders' equity	$35,207,722	-	$35,207,722

F-26

Statement of Operations:

	Year Ended December 31, 2021
	Previously
	Reported	Adjustment	As Restated
General and administrative	8,869,651	2	8,869,653
Change in fair value of warrants received for fees	-	129,357	129,357	(d)
Impairment in value of shares received for fees	443,618	(129,357)	314,261	(d)
Total operating expenses	24,278,448	-	24,278,450
Operating loss	(1,089,311)	(2)	(1,089,313)
Provision for income taxes	90,862	1	90,863
Net loss	1,066,427	1	1,066,428
Less: net loss attributable to noncontrolling interest	-	35,914	35,914	(b)
Net loss attributable to stockholders	$1,066,427	$(35,913)	$1,030,514

Statement of Cash Flows:

	Year Ended December 31, 2021
	Previously Reported	Adjustment		As Restated
Cash flows from operating activities:
Net loss	$(1,066,426)		$35,911	(1,030,515)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,084		-	6,084
Bad debt expense	118,335		-	118,335
Fair value of warrants received for fees	(698,943)		(129,357)	(828,300)
Fair value of investments - other received for fees	(2,876,251)		(314,261)	(3,190,512)
Change in fair value of warrant investments	-		129,357	129,357
Impairment of investments - other received for fees	443,618		(129,357)	314,261
(Gain) loss on marketable securities	-			-
Stock-based compensation	2,504,872			2,504,872
Changes in operating assets and liabilities:
Accounts receivable	(726,254)		(118,335)	(844,589)
Other current assets	(3,131,090)		36,623	(3,094,467)
Accounts payable	227,695			227,695
Accrued liabilities	1,391,000		2	1,391,002
Deferred revenue	3,354,079			3,354,079
Net cash used in operating activities	(453,281)		(489,417)	(942,698)

Cash flows from investing activities:
Purchase of marketable securities	(3,559,167)		3,559,167	-
Sale of marketable securities	-		4,052,686	4,052,686
Investments - Collectibles	(1,926,394)			(1,926,394)
Investments - Real Estate	(2,136,628)			(2,136,628)
Purchase of property and equipment	(49,555)		(6,084)	(55,639)
Net cash (used in) provided by investing activities	(7,671,744)		7,605,769	(65,975)

Cash flows from financing activities:
Proceeds from sale of common stock	14,813,156		367,843	15,180,999
Proceeds from sale of preferred stock	-			-
Offering costs	(11,471,836)			(11,471,836)
Subscriptions receivable	-		(367,831)	(367,831)
Proceeds from exercise of employee stock options	164,965		(36,641)	128,324
Net cash provided by financing activities	3,506,285		(36,629)	3,469,656

(Decrease) increase in cash and restricted cash	(4,618,740)		7,079,723	2,460,983
Cash and restricted cash, beginning of period	18,539,384			18,539,384
Cash and restricted cash, end of period	$13,920,644		$7,079,723	21,000,367

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$		-
Cash paid for income taxes	$90,863	$		90,863

F-27

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC and StartEngine Assets LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

F-28

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Significant estimates include the value of marketable securities, the value of stock and warrants received as compensation and collectability of accounts receivable. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

Level 1

Investments: Marketable securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public company.

Level 3

Investments – stock: The fair value of investments in stock of private companies is based on the cost method, less adjustments for impairment. The initial fair value is based on the cash selling price of the stock sold to third parties. In determining if impairment is present the Company may consider a range of factors including, but not limited to, the price at which the investment was acquired, the term and nature of the investment, market conditions, values for comparable securities, the current and projected operating performance if known, and/or exit strategies and financing transactions subsequent to the acquisition of the investment. The significant unobservable inputs used in the fair value measurement include the information about each portfolio company, including actual and forecasted results, cash position, recent or planned transactions and market comparable companies.

F-29

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates, and volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants, the fair value of the underlying stock is an unobservable input consistent with Investment - stocks noted above. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of December 31, 2021:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$21,000,367	$-	$-	$21,000,367
Marketable securities	-	1,856	-	1,856
Investments - stock	-	-	3,923,788	3,923,788
Investments - warrants	-	-	1,130,132	1,130,132
	$21,000,367	$1,856	$5,053,920	$26,056,143

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value as of December 31, 2020:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$18,539,384	$-	$-	$18,539,384
Marketable securities	4,054,542	-	-	4,054,542
Investments - stock	-	-	1,047,537	1,047,537
Investments - warrants	-	-	431,190	431,190
	$22,593,926	$-	$1,478,727	$24,072,653

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value for the year ended December 31, 2021 and 2020:

Investments-
Warrants
Fair value at December 31, 2019	$61,927
Receipt of warrants	398,273
Change in fair value of warrants	(29,010)
Fair value at December 31, 2020	431,190
Receipt of warrants	830,300
Change in fair value of warrants	(129,357)
Fair value at December 31, 2021	$1,130,133

The following range of variables were used in valuing Level 3 warrant assets during the year ended December 31, 2021 and 2020:

	2021	2020
Expected life (years)	1 - 2.5	1 - 2.5
Risk-free interest rate	0.1% - 0.9%	0.1% - 0.9%
Expected volatility	30% - 225%	30% - 225%
Annual dividend yield	0%	0%
Underlying share values	$0.30 – 100.00	$0.30 – 100.00
Strike Prices	$0.30 – 100.00	$0.30 – 100.00

F-30

The following table presents additional information about transfers in and out of Level 3 assets for the year ended December 31, 2021 and 2020, as it relates to Investments - stock:

Investments-
Stock
Fair value at December 31, 2019	$75,797
Receipt of stock	1,022,971
Change in fair value of stock	(51,231)
Fair value at December 31, 2020	1,047,537
Receipt of stock	3,190,512
Change in fair value of Stock	(314,261)
Fair value at December 31, 2021	$3,923,788

For both Investments – Stock and Investments – Warrants, the primary and most significant unobservable input relates to the underlying share value of the issuers for which we receive stock or warrants. In all cases, there were sales of the stock to the public through Regulation Crowdfunding, Regulation A, or a Regulation D funding mechanism, but such sales are often not to the level that an active market existed or exists. After the sales, such shares are often illiquid, and a change in valuation is often difficult to determine due to the lack of information available. Information regarding these unobservable inputs could correspondingly change the value of these assets.

For warrants, the Company also adjusts the expected life of certain warrants to account for potential liquidation events, as well as doubts regarding the ability for the issuer companies to continue as a going concern. We may apply marketability discounts to private company warrants to account for a general lack of liquidity of 20% due to the private nature of the associated underlying company. The quantitative measure used is based upon various models. Significant judgment is required by Management in selecting unobservable able inputs, and accordingly a change in the assumptions used for the valuation could cause the value to be significantly different. In general, increases in underlying share prices, expected life and volatility, increase the value of the warrants, whereas decreases would reduce the value.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of December 31, 2021 and 2020 was $347,216 and $90,691, respectively. Bad debt expense for the year ended December 31, 2021 and 2020 was $118,335 and $72,282, respectively.

As of December 31, 2021 the company had accounts receivable over 90 days totaling $75,198.

Investment Securities

Marketable Securities

Our marketable securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported as a component of other income, net in the accompanying consolidated statements of operations.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership, power to control and the legal structure of the subsidiary making the investment. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

F-31

Investments – Warrant Assets

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheet at the time they are obtained, and remeasured each reporting period.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized upon receipt.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our consolidated balance sheets and as a component of operating expenses on our consolidated statements of operations.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to marketable securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as marketable securities (provided they do not have a significant restriction from sale). The shares in private companies without an active trading market are classified as non-marketable securities.

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed each reporting period. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

•	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

•	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

•	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

•	The expected remaining life of the warrants in each financial reporting period.

•	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

Investments - Stock

In connection with negotiated platform fee agreements, the Company obtains shares of stock in its customers. Our accounting for investment our customers stock depends on several factors, including the level of ownership, and power to control. We base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting. As the stock received from customers have no readily determinable fair values and generally represent small amounts of ownership in our customers, the Company accounts for this stock received using the cost method, less adjustments for impairment in accordance with ASC 321-10-35-2. During the years ended December 31, 2021 and 2020, the Company received stock with a cost of $2,876,251 and $1,022,971, respectively, as payment for fees. During the year ended December 31, 2021 and 2020, impairment expense related to shares received amounted to $314,261 and $51,231, respectively.

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Investments – Collectibles

The Company, through its subsidiary, purchases collectibles including art, wine, memorabilia, and other collectible assets, and are recorded at cost. The cost of the underlying asset includes the purchase price, including any deposits for the underlying asset and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the underlying assets.

The Company treats the underlying assets as long-lived assets, and the underlying assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The underlying assets are purchased by our subsidiary, StartEngine Assets, LLC, (the “Administrative Manager”) and sold to our Series LLC subsidiary collectible funds for cash or a promissory note. The Series uses the proceeds of the offering to pay off the note. Acquisition expenses are typically paid for in advance by the Administrative Manager and are reimbursed by the Series from the proceeds of the offering in accordance with the offering circular. All such transactions are eliminated in consolidation.

The below is a breakdown of the types of collectibles and their value held as of December 31, 2021:

Period Ended December 31,
2021
Wine	$208,123
Trading Cards	939,271
Artwork	779,000
Total collectibles	$1,926,394

Investments – Real Estate

Investments in real estate are stated at cost less accumulated depreciation and presented separately from Property and Equipment used for internal operating purposes. Real Estate purchased for investment includes the cost of the purchased property, including the building, related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5-39 years depending on the use of the building. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations.

StartEngine has invested $2,136,628 into one residential apartment building in California as of December 31, 2021.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three to five years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Intangible Assets

Intangible assets are amortized over their respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

F-33

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the liquidation and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Noncontrolling Interest

The Company presents third party minority interests in subsidiaries in accordance with ASC 810, Consolidation. Under that topic, such minority interests are presented on the Company’s balance sheet within the equity section as noncontrolling interest.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $11,471,836 and $1,691,713 were charged to stockholders’ equity during the year ended December 31, 2021 and 2020, respectively.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. ASC 606 contains a framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation.

The Company recognizes revenues from Regulation A and Regulation D platform fees at an agreed-upon rate. In 2021 the rate was a percentage of the capital raised. Platform fees are paid to the Company from customers’ escrow accounts. For certain Regulation A offerings, the Company earns a portion of its platform fees in warrants or shares. The grant date fair values of shares and warrants received are recognized as revenue when earned. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign.

Revenues from Regulation Crowdfunding platform fees are recognized at an agreed-upon rate based on the amount invested in an offering. Platform fees are due upon the disbursement of funds from escrow and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign.

The Company provides marketing services branded under the name “StartEngine Premium.”. The Company invoices for these services upon an issuer launching a campaign. If the campaign fails to launch, no amounts are due.

F-34

The Company provides transfer agent services branded under the name “StartEngine Secure” through its registered transfer agent subsidiary, StartEngine Secure, LLC. The company enters into an agreement with issuers for an annual term that commences from the date the issuers Regulation Crowdfunding or Regulation A offering launches. The transfer agent services represent a single performance obligation and is deferred over 12 months which is the period over which the Company’s performance obligations are to be satisfied. Fees for transfer agent services are charged based on a per investor basis, subject to certain maximums. The Company, may also invoice customers for ancillary services such as but not limited to: recording of stock splits, change of address, or other services. These services are provided and earned at a point-in-time based on defined amounts in the agreement. Payment for StartEngine Secure services are generally paid via customers’ escrow account, in full, during the initial year and billed to the client for cash payment for subsequent years if the customer does not have a follow-on offering or to the extent amounts in escrow are not sufficient. There are no significant judgments related to this revenue stream.

The Company offers campaign advertising services branded under the name “StartEngine Promote.” Under these services, we assist issuer campaigns through creating, designing, purchasing and organizing media across digital marketing channels. Promote services represent a single performance obligation. The term of the services commences upon the agreement being signed and through the closing of the related campaign. The revenues are earned based on a percentage of additional investments attributable to the campaign advertising services, and invoiced monthly to the issuer throughout the campaign. The company may also earn a commission on placing television advertisements on behalf of the issuer. StartEngine Promote fees are charged to the issuers and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered. There are no significant judgments related to this revenue stream.

In 2020, the company introduced the StartEngine OWNers bonus program. The general public can become members of the StartEngine OWNers bonus program on StartEngine's website for $275 per year. The OWNers Bonus entitles members to 10% bonus shares on all investments they make in offerings on StartEngine where the issuer chooses to participate in the program.   Issuers using our broker-dealer and funding portal services can choose to participate in our OWNers bonus program with respect to the offerings they are making under Regulation A or Regulation CF. Those issuers will grant bonus shares in their offerings to members of the StartEngine OWNers bonus program. The bonus shares are included in the offering statements filed with the SEC, and therefore offered and sold in reliance on Regulation A or Regulation CF, respectively. The OWNers program provides member priority access to certain collectibles being offered through one of our subsidiary Series LLC offerings, notification of new bonus eligible launches and the ability to move to the front of the line on investment waitlists, and lower trading fees on StartEngine Secondary. The Company recognizes the revenue associated with memberships over 12 months, which is the term of the membership. There are no significant judgments related to this revenue stream. Such revenues are included in Other service revenues noted below.

The Company hosts periodic events, such as summits, and recognizes revenues from ticket sales and sponsorships. Payments from event attendees and event sponsors received prior to each event are deferred and recognized in revenue once the event occurs.

The Company also provides other ancillary bundled professional services, which are recognized as such services are rendered.

In all instances, As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company’s contracts with customers generally have a term of one year or less. As of December 31, 2021 and 2020, the Company had deferred revenue of $4,111,829 and $757,750, respectively, related to performance obligations yet to be fulfilled. The Company had no other customer contract assets.

During the years ended December 31, 2021 and 2020, revenue was made up of the following categories associated with the above described services:

	Years Ended December 31,
	2021	2020
Regulation Crowdfunding platform fees	$14,617,318	6,279,099
Regulation A commissions	6,054,340	4,315,534
StartEngine Premium	2,023,000	741,394
StartEngine Secure	868,731	321,037
StartEngine Promote	278,159	470,374
OWNers Bonus revenue	4,934,022	40,923
Other service revenue	302,461	405,857
Total revenues	$29,078,030	$12,574,218

F-35

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the year ended December 31, 2021 and 2020, research and development costs were $2,918,951 and $1,309,444, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the year. Options and convertible preferred stock which are common stock equivalents are not included in the diluted earnings per share calculation for the year ended December 31, 2021 or 2020 since their effect is anti-dilutive. See Note 6 for outstanding stock-options as of December 31, 2021 and 2020.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

At times, the Company may have certain vendors or customers that make up over 10% of the balance at any given time. However, the Company is not dependent on any single or group of vendors or customers, and accordingly, the loss of any such vendors or customers would not have a significant impact on the Company’s operations.

F-36

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Marketable Securities

Marketable securities consisted of the following as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Mutual funds – short term bond index	$-	$4,052,686
Common stock	1,856	1,856
	$1,856	$4,054,542

The Company had $10,716 in losses and $76,991 in losses on mutual funds held for the year ended December 31, 2021 and 2020, respectively.  Unrealized losses as of December 31, 2020 were negligible.

Investments – Warrant Assets

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned in accordance with revenue recognition criteria and again at each reporting date.

Investments – Stock

Investments - stock, as described in Note 2, consist of shares the Company holds in various companies that launched on its platform received in exchange for services provided. The shares are recorded at cost less any impairment.

NOTE 4 – PROPERTY AND EQUIPMENT

As of December 31, 2021 and 2020, property and equipment consisted of the following:

	December 31, 2021	December 31, 2020
Computer equipment	$72,358	$16,818
Software	3,753	3,654
Total property and equipment	76,111	20,472
Accumulated depreciation	(18,571)	(12,486)
	$57,540	$7,986

Depreciation expense for the year ended December 31, 2021 and 2020 was $6,084 and $3,961, respectively.

F-37

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company is currently not involved with and does not know of any pending or threatening litigation against the Company or any of its officers.

The Company maintains offices on a month-to-month lease. Total rent expense for the year ended December 31, 2021 and 2020 amounted to $59,268 and $299,840, respectively.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

As of December 31, 2021, the Company had authorized the issuance of 8,650,000 shares of preferred stock with par value of $0.00001. Of these authorized shares, 3,450,000 were designated as Series A Preferred Stock (“Series A”), 1,650,000 were designated as Series T Preferred Stock (“Series T”), and 3,550,000 were designated as Series Seed Preferred Stock (“Series Seed”).

As described in Note 1, concurrently with a stock split on July 7, 2021, the Company has authorized the issuance of 25,950,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares, 10,350,000 are designated as Series A, 4,950,000 are designated as Series T, and 10,650,000 are designated as Series Seed.

Series A Preferred Stock

The Series A has liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series A shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series T in proportion to its respective liquidation preference. Holders of Series A will receive an amount equal to $0.5727 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as-converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $2.86 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series T Preferred Stock

The Series T have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series T shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series A in proportion to its respective liquidation preference. Holders of Series T will receive an amount equal to $2.93 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series T votes on an as-converted basis. The Series T is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series T is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $2.93 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series T has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

F-38

During the year ended December 31, 2020, the Company sold 67,500 shares of Series T Preferred Stock for $200,000.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series Seed shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, after any payment made to Series A and Series T, but before any payment is made to the Company’s common stock, an amount equal to $0.1667 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of Series A and Series T first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as-converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, converts the offer and sale of common stock at an offering price of not less than $2.86 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Common Stock

As of December 31, 2021 we had authorized the issuance of 25,000,000 shares of our common stock with par value of $0.00001. As described in Note 1, concurrently with a stock split, we increased the authorized shares of common stock to 75,000,000.

During the year ended December 31, 2021, the Company sold 1,204,526 shares of common stock through its Regulation A offering and sold 1,128,085 shares of common stock on behalf of selling shareholders. The Company recognized gross proceeds of $14,813,136. In connection with the offering, the Company recognized offering costs of $11,471,836 during the year ended December 31, 2021.

During the year ended December 31, 2020, the Company sold 6,413,775 shares of common stock through its Regulation A offering. The Company recognized gross proceeds of $22,313,603 and received funds from a subscription receivable of $59,672 related to the sale of shares in 2019.

Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 7,590,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

The Company valued options granted under the 2015 Plan under ASC 718 using the Black-Scholes pricing model. The granted options in 2021 and 2020 have exercise prices ranging from $13.50 to $4.33, generally vest over four years and expire in ten years. The stock options granted during the year ended December 31, 2021 and 2020 were valued using the Black-Scholes pricing model using the range of inputs as indicated below:

	2021	2020
Expected life (years)	7	7
Risk-free interest rate	0.5% - 1.8%	0.5% - 1.8%
Expected volatility	57.8%	57.8%
Annual dividend yield	0%	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

F-39

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

A summary of the Company’s stock option activity and related information is as follows.

			Weighted- Average
		Weighted-	Remaining
		Average	Contractual
		Exercise	Life
	Options	Price	(Years)
Outstanding at December 31, 2019	4,035,000	$0.85	6.77
Granted	3,022,515	3.09
Exercised	(47,916)	0.26
Forfeited/cancelled	(195,000)	0.26
Outstanding at December 31, 2020	6,814,599	$1.86	7.57
Granted	587,000	8.25
Exercised	(213,766)	0.60
Forfeited/cancelled	(108,000)	4.33
Outstanding at December 31, 2021	7,079,833	$2.36	6.90
Vested and expected to vest at December 31, 2021	7,079,833	$1.18	6.40
Exercisable at December 31, 2021	3,924,831	$1.18	6.40

The weighted average grant date fair values of options granted during the years ended December 31, 2021 and 2020 were $8.25 and $2.11 per option, respectively. The Company’s fair market value is based on the offering price in its Regulation A offerings at the time of grant. During the years ended December 31, 2021 and 2020, employees exercised their vested options to purchase 213,766 and 47,916 shares of common stock, and the Company received aggregate exercise proceeds of $128,323 and $12,638, respectively. The intrinsic value of the options exercised was $925,607 and $129,567 during the years ended December 31, 2021 and 2020, respectively.

Stock option expense for the year ended December 31, 2021 and 2020 was $2,504,872 and $2,032,280, respectively, and are included within the consolidated statements of operations as follows:

	2021	2020
Cost of revenues	$252,468	$204,835
General and administrative	$614,063	498,208
Sales and marketing	$1,424,296	1,155,575
Research and development	$214,045	173,662
Total	$2,504,872	$2,032,280

At December 31, 2021, the total compensation cost related to nonvested awards not yet recognized was approximately $10,199,255 and the weighted-average period over which the total compensation cost related to nonvested awards not yet recognized is expected to be recognized is 3.15 years.

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NOTE 7 – INCOME TAXES

For the years ended December 31, 2021 and 2020, the Company only recorded state minimum taxes due to current and historical losses incurred by the Company. The Company’s losses before income taxes consist solely of losses from domestic operations.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Cares Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also established a Paycheck Protection Program whereby certain small businesses are eligible for a loan to fund payroll expenses, rent, and related costs.

The Company considered the provisions under the CARES Act and elected not to take advantage of the provisions of CARES Act as the effect of such provisions was not expected to have a material impact on the Company’s results of operations, cash flows and financial statements.

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31, 2021 and 2020.

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the year ended December 31, 2021 and 2020.

	2021	2020
Tax at Federal Statutory Rate	21.0%	21.0%
State, Net of Federal Benefit	7.0%	0.7%
Meals & Entertainment	-1.6%	-0.2%
Stock-based compensation	-65.8%	-12.2%
Other	-6.2%	-1.6%
Change in Valuation Allowance	54.1%	-6.8%
Provision for Taxes	8.5%	0.9%

The components of our deferred tax assets (liabilities for federal and state income taxes consisted of the following as of December 31, 2021 and 2020.

	2021	2020
Net Operating Loss Carryforwards	$3,505,436	$3,878,130
Reserves and Accruals	202,704	83,778
Depreciation & Amortization	503	1,664
Gross Deferred Tax Assets	3,708,643	3,963,572
Valuation Allowance	(3,708,643)	(3,963,572)
Net Deferred Tax Assets	$-	$-

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards and tax credits. Management has considered the Company’s history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2021 and 2020, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2021 by $353,300 primarily due to the generation of net operating loss carryforwards and stock based compensation.

Based on federal tax returns filed or to be filed through December 31, 2021, the Company had approximately $14.7 million in U.S. and $15.4 million in state tax net operating loss carryforwards, which begin to expire in 2034. The 2017 Tax Cuts and Jobs Act (“TCJA”) will generally allow losses incurred after 2017 to be carried over indefinitely, but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income (subject to Section 382 of the Internal Revenue Code of 1986, as amended). Also, there will be no carryback for losses incurred after 2017. Losses incurred prior to 2018 will generally be deductible to the extent of the lesser of a corporation’s net operating loss carryover or 100% of a corporation’s taxable income and be available for twenty years from the period the loss was generated. Losses starting in 2018 do not expire. The CARES Act temporarily allows the Company to carryback net operating losses arising in 2018, 2019 and 2020 to the five prior tax years. In addition, net operating losses generated in these years could fully offset prior year taxable income without the 80% of the taxable income limitation under the TCJA which was enacted on December 22, 2017. The Company has been generating losses since its inception, as such the net operating loss carryback provision under the CARES Act is not applicable to the Company.

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The Company files tax returns in the United States and California. The Company is subject to U.S. federal and state tax examinations by tax authorities for years 2017 through present. As of December 31, 2021 and 2020, the Company has recorded no liability for unrecognized tax benefits, interest, or penalties related to federal and state income tax matters and there currently no pending tax examinations. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2021 through August 3, 2022. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

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